Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Among

LONGVIEW TIMBER HOLDINGS, CORP.,

(the “Company”)

THE SECURITYHOLDERS LISTED ON THE SIGNATURE PAGES HERETO,

(the “Sellers”)

WEYERHAEUSER COLUMBIA HOLDING CO., LLC

(the “Buyer”)

and

WEYERHAEUSER COMPANY

(the “Guarantor”)

Dated as of June 14, 2013

(continued)

(continued)

(continued)

SCHEDULES AND EXHIBITS

Schedule A-1

Schedule A-2

Schedule A-3

Exhibit A—Sample Calculation of Net Working Capital Exhibit

Exhibit B—Pro Rata Share Exhibit

Exhibit C—Form of REIT Opinion

Exhibit D—Form of Alternative Transaction REIT Opinion

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of June 14, 2013, is made by and among Longview Timber Holdings, Corp., a Delaware corporation (the “Company”), the securityholders of the Company listed on the signature pages hereto (the “Sellers”), Weyerhaeuser Columbia Holding Co., LLC, a Delaware limited liability company (the “Buyer”), and Weyerhaeuser Company, a Washington corporation (the “Guarantor”). The Company, the Sellers and the Buyer are individually referred to as a “Party” and collectively referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers collectively own all of the issued and outstanding shares of the Company’s Common Stock (collectively, the “Shares”); and

WHEREAS, the Sellers desire to transfer to the Buyer, and the Buyer desires to acquire from the Sellers, all of the Shares, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ABP” has the meaning set forth in Section 4.4(b).

“Accounting Firm” has the meaning set forth in Section 2.6(f).

“Action” means any action, charge, complaint, order, investigation, claim, litigation, arbitration, suit or proceeding by or before any court or other Governmental Authority or any arbitrator.

“Adjustment Amount” has the meaning set forth in Section 2.6(e).

“Adjustment Statement” has the meaning set forth in Section 2.6(e).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act. For the avoidance of doubt, for purposes of this Agreement, prior to the Closing the Company and its Subsidiaries shall be considered Affiliates of the Sellers; and from and after the Closing (i) if the Buyer does not elect to proceed with the Alternative Transaction pursuant to Section 6.22, the Company and its Subsidiaries shall be considered Affiliates of the Buyer and (ii) if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, Timber LLC and its Subsidiaries shall be considered Affiliates of the Buyer.

“Affiliated Group” has the meaning set forth in Section 1504(a) of the Code.

“Agreed Enterprise Value” means $2,650,000,000.00.

“Agreement” means this Stock Purchase Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof, and all Exhibits and Schedules hereto (including the Disclosure Letter).

“Alternative Transaction” has the meaning set forth in Section 6.22.

“Antitrust Authority” has the meaning set forth in Section 6.6(a).

“Applicable Rate” means the rate of interest from time to time announced publicly by Bank of America, N.A. as its prime rate.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Audited Timber LLC Financial Statements” has the meaning set forth in Section 3.6(c).

“Balance Sheet Date” means March 31, 2013.

“Basket” has the meaning set forth in Section 8.2(b)(i)(B).

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York, are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” has the meaning set forth in Section 8.2(a).

“Buyer Group” has the meaning set forth in Section 8.1(a).

“Buyer Material Adverse Effect” means any event, change, condition, development, circumstance, effect, factor or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the ability of the Buyer to consummate timely the transactions contemplated by this Agreement.

“Cap” has the meaning set forth on Section 8.2(b)(i)(C).

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Indebtedness” means the Company Indebtedness, if any, as of the close of business on the day immediately preceding the Closing Date, including all obligations of the Company or any of its Subsidiaries with respect to prepayment or redemption premiums, penalties, make whole payments, breakage costs and similar items being determined as if such Company Indebtedness had been prepaid, repaid or redeemed, as applicable, as of such day (excluding all such premiums, penalties, make whole payments, breakage costs and similar items with respect to the Company Indebtedness under the Senior Credit Agreement).

“Closing Date” means the date the Closing occurs pursuant to Section 2.3.

“Closing Net Cash Amount” means the Net Cash Amount as of the close of business on the day immediately preceding the Closing Date.

“Closing Net Working Capital” means the Net Working Capital as of the close of business on the day immediately preceding the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, $0.01 par value.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company.

“Company Confidential Information” has the meaning set forth in Section 6.3(c).

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Indebtedness” means, as of a particular time, all outstanding Indebtedness of the Company and its Subsidiaries, on a consolidated basis, including the Related Party Payable.

“Company Intellectual Property” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any event, change, condition, development, circumstance, effect, factor or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to (a) the financial condition, business, properties, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the transactions contemplated by this Agreement, provided, however, that for purposes of clause (a), none of the following shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(A) (1) changes generally affecting the economy, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including changes in interest and exchange rates, (2) changes that are the result of acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage, terrorism or similar events, or (3) changes that are the result of factors generally affecting the industry in which the Company and its Subsidiaries operate or in which the Company’s and its Subsidiaries’ products or services are used and distributed;

(B) changes or effects from the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including any loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their customers, employees, financing sources, distributors or suppliers, caused by the pendency or the announcement of the transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement;

(C) changes or prospective changes in any Law or GAAP or interpretation or enforcement thereof after the date hereof;

(D) any failure by the Company or any of its Subsidiaries to meet any internal or public projections, forecasts or estimates of revenues or earnings (including any projections, forecasts or estimates provided to the Buyer) for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(E) any action taken by the Company at the Buyer’s written request; or

(F) any Damage to the Company or its Subsidiaries or their timberlands caused by earthquakes, landslides, hurricanes, tornados, adverse weather conditions, fire, insect infestations, disease or other natural disasters or acts of God;

provided, however, that (i) any event, change, condition, development, circumstance, effect, factor or occurrence referred to in clause (A), (C) or (F) may constitute and shall be taken into account in determining whether or not a Company Material Adverse Effect has occurred to the extent such event, change, condition, development, circumstance, effect, factor or occurrence has a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts shall be taken into account in determining whether or not a Company Material Adverse Effect has occurred) and (ii) clause (B) shall be disregarded for purposes of the representations and warranties contained in Article III.

“Company Plan” or “Company Plans” has the meaning set forth in Section 3.16(a).

“Company Transaction Expenses” means an aggregate amount equal to all expenses of the Company and its Subsidiaries incurred by the Company or any of its Subsidiaries in connection with the preparation, execution and consummation of this Agreement and the Timber SPA and the Closing to the extent not paid in cash prior to the close of business on the day immediately preceding the Closing Date, including (i) all brokerage commissions and all fees and disbursements of attorneys, accountants and other professional advisors and service providers of the Company or its Subsidiaries and (ii) all cash transaction bonuses, change of control payments and similar payments payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Timber SPA; provided, however, that “Company Transaction Expenses” shall not include (1) any expenses of the Company or its Subsidiaries incurred or to be incurred in connection with the Buyer’s or WNR’s obtaining the financing necessary (a) to pay the Preliminary Purchase Price, the Final Purchase Price or any fees and expenses of the Buyer or WNR arising in connection with the transactions contemplated by this Agreement and the Timber SPA or (b) to finance the working capital needs of the Company and its Subsidiaries following the Closing, including for greater certainty the fees and disbursements of accountants in connection with the review of the Unaudited Financial Statements, (2) any expenses of the Company and its Subsidiaries paid by the Sellers, (3) any of the costs and expenses of the Buyer or its Affiliates incurred in connection with the transactions contemplated by this Agreement and the Timber SPA, (4) any professional service or other fees payable to the Buyer or any Affiliate of the Buyer in connection with the transactions contemplated by this Agreement and the Timber SPA, (5) any severance payments payable upon the termination of employment of any employee of the Company after the Closing, except as set forth in Section 3.16(i)1.a. of the Disclosure Letter or (6) the fees and disbursements of KPMG LLC in preparing the REIT Opinion.

“Competing Transaction” has the meaning set forth in Section 6.2.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 7, 2012, by and between the Company and the Guarantor.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Continuing Employees” has the meaning set forth in Section 6.13(a).

“Controlled Group Liabilities” means all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Damages” means all losses, claims, damages, payments, penalties, fines, interest, Taxes, liabilities, obligations, costs, expenses and any other similar concept whatever named (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of-pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Disclosed Additional Matters” has the meaning set forth in Section 6.8(b).

“Disclosure Letter” means the disclosure letter delivered by the Company and the Sellers to the Buyer on the date hereof.

“Drop Dead Date” means the date which is ninety (90) days from the date of this Agreement; provided, however, that each of the Sellers and the Buyer shall have the right to extend such date to the date that is one hundred and eighty (180) days from the date of this Agreement upon written notice to the other if all of the conditions of Article VII other than those in Section 7.1(b) shall have been satisfied, or are capable of being satisfied, by such first date.

“Environmental Law” means any Law which pertains to (a) pollution or the protection of the environment, climate, natural resources or threatened or endangered species or (b) exposure of persons to toxic or hazardous substances; provided, however, that the term “Environmental Law” shall not include any Law relating to worker safety matters to the extent not related to exposure of Hazardous Materials.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414 of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exclusivity Period” has the meaning set forth in Section 6.2.

“Final Company Purchase Price” means an amount equal to the Final Purchase Price minus the Final Timber SPA Consideration.

“Final Purchase Price” has the meaning set forth in Section 2.6(h).

“Final Timber SPA Consideration” means an amount equal to one percent (1%) of the Final Purchase Price.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

“Governmental Authority” means any United States or foreign federal, state, provincial, or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Guarantied Obligations” has the meaning set forth in Section 10.18(a).

“Guarantor” has the meaning set forth in the preamble to this Agreement.

“Hazardous Material” means any hazardous, toxic, or radioactive substance or waste, any pollutant, and any other substance, material or waste regulated under any Environmental Law, including petroleum oil and petroleum fractions and products, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Holdings LLC” means Longview Timber Holdings LLC, a Delaware limited liability company.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) any obligations of such Person under any indebtedness for borrowed money, (b) any obligations of such Person evidenced by any note, bond, debenture or other debt security, (c) any commitment by which such Person assures a creditor against loss (including reimbursement obligations with respect to letters of credit), (d) any obligations of such Person pursuant to a guarantee to a creditor of another Person, (e) any borrowing of money secured by a Lien on such Person’s assets, except purchase money security interest or similar Liens with respect to trade payables (whether or not incurred by such Person and whether or not the obligations secured thereby have been assumed by such Person), (f) any Liability of such Person with respect to interest rate swaps, collars or caps, foreign currency exchange agreements or similar hedging arrangements, (g) any obligations of such Person for the deferred or unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the Ordinary Course of Business), including capitalized leases, (h) the principal amount of, and any accrued but unpaid dividends on, any outstanding preferred stock of such Person and (i) any obligations of such Person for interest, prepayment or redemption premiums, penalties, fees, make whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to the items described in clauses (a) through (h) above.

“Indemnified Claim” has the meaning set forth in Section 8.4(e).

“Indemnified Officers/Directors” has the meaning set forth in Section 6.11(b).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Injunction” has the meaning set forth in Section 6.4.

“Intellectual Property” means (a) all patents, patent applications (including provisional applications), and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations of patents and patent applications, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, and corporate names, and all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (“Marks”), (c) all copyrights to works of authorship and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential or proprietary business information (including research and development, know-how, processes, methods, techniques, customer and supplier lists, technical data, designs, charts, plans, diagrams, drawings, specifications, and business and marketing plans, studies and proposals that are of a proprietary or confidential nature), (e) all intellectual property rights in computer software developed by the Company and its Subsidiaries, and (f) other forms of intellectual property recognized under Laws.

“Investor Agreement” has the meaning set forth in Section 4.4(b).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual knowledge of any individual set forth on Schedule A-1 after reasonable inquiry, (b) with respect to the Sellers, the actual knowledge of any individual set forth on Schedule A-2 after reasonable inquiry, and (c) with respect to the Buyer, the actual knowledge of any individual set forth on Schedule A-3 after reasonable inquiry.

“Laws” means all applicable United States federal, state and local and foreign laws, statutes, constitutions, rules, regulations, codes, ordinances and similar provisions having the force of law and all judgments, writs, rulings, orders, decrees, injunctions of Governmental Authorities.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Legal Restraints” has the meaning set forth in Section 7.1(a).

“LFC Charter” means the Amended and Restated Articles of Incorporation of Longview Fibre Company.

“LFPPI” means Longview Fibre Paper and Packaging, Inc.

“LFPPI Assumed Liabilities” means all Liabilities assumed by LFPPI pursuant to (i) that certain Contribution, Conveyance and Assumption Agreement, dated as of December 30, 2005, between LFPPI and Longview Fibre Company and (ii) that certain Indemnity Agreement, dated as of May 31, 2007, between LFPPI and Longview Fibre Company.

“LFPPI Business” means the business, properties, assets, properties and liabilities of LFPPI and its Subsidiaries, including any such business, properties, assets, properties and liabilities that were transferred, contributed, sold, divested or assigned to LFPPI and its Subsidiaries by the Company or any of its Subsidiaries prior to the date of this Agreement.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means (a) in respect of any property, any mortgage, pledge, lien, deed of trust, conditional sale or other title retention agreement, charge, security interest or encumbrance of any kind, and (b) in the case of real property (including fixtures), also includes any covenant, condition, restriction, lease, license, easement, right-of-way or encroachment of any kind.

“Longview GP” means Longview GP LLC, a Delaware limited liability company.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Material Permits” has the meaning set forth in Section 3.19.

“Net Cash Amount” means, as of a particular time, all cash and cash equivalents of the Company and its Subsidiaries on hand or in the bank accounts of the Company and its Subsidiaries as of such time, determined on a consolidated basis in accordance with GAAP, applied in a manner consistent with all accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements.

“Net Working Capital” means, as of a particular time, (a) the sum of all current assets of the Company and its Subsidiaries (excluding (i) the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries included in the Net Cash Amount, (ii) deferred tax assets, (iii) prepayments related to land deals and taxes and (iv) related party accounts receivable, except, in the case of this clause (iv), for any amounts receivable under the contracts listed in Section 6.15(a) of the Disclosure Letter) as of such time, minus (b) the sum of all current liabilities of the Company and its Subsidiaries (including any accrued but unpaid Taxes, but excluding (i) any amounts that are included in the determination of Company Indebtedness or Company Transaction Expenses, (ii) related party accounts payable, and (iii) accrued liability for interest) as of such time, determined on a consolidated basis in accordance with GAAP, applied in a manner consistent with all accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements. A calculation of Net Working Capital as of the close of business on December 31, 2012 is set forth on Exhibit A attached hereto.

“Notice of Disagreement” has the meaning set forth in Section 2.6(f).

“Ordinary Course of Business” means the ordinary course of the business of the Company and its Subsidiaries as currently conducted, consistent with past custom and practice of the Company and its Subsidiaries.

“Other Parties” has the meaning set forth in Section 3.13(b).

“Owned Real Property” means all real property and interests in real property, including all standing and down timber, trees, mineral interests, buildings, other structures and improvements and fixtures located thereon, owned by the Company or any of its Subsidiaries.

“Participant” has the meaning set forth in Section 6.1(a)(xvi).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses (other than licenses of Intellectual Property), consents, approvals, registrations, qualifications, variances, exceptions, orders, certificates, authorizations or franchises obtained from any Governmental Authority or private certifying and accrediting body.

“Permitted Liens” means any (a) Liens in respect of property or assets imposed by Laws, including mechanic’s, materialmen’s, warehousemen’s, landlord’s, laborer’s, workmen’s, repairmen’s, carrier’s, logger’s, supplier’s and similar Liens, including all statutory Liens, arising or incurred in connection with capital expenditures or otherwise, in each case in the Ordinary Course of Business for amounts not yet due and payable, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established, (c) purchase money Liens (including interests of goods consigned to the Company or any of its Subsidiaries) and Liens securing rental payments under capital lease arrangements arising or incurred in the Ordinary Course of Business, (d) Liens arising out of a conditional sale, title retention or similar arrangements for the sale of goods entered into in the Ordinary Course of Business, (e) Liens arising from the filing of Uniform Commercial Code financing statements in the Ordinary Course of Business as a precautionary measure in connection with operating leases, (f) Liens in favor of the Buyer or WNR created by this Agreement or the Timber SPA, (e) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods arising or incurred in the Ordinary Course of Business, (g) Liens which constitute a setoff or banker’s liens, whether arising by Law or contract, (h) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the Ordinary Course of Business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (i) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums, (j) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, and (k) with respect to the Owned Real Property and the Leased Real Property, (1) assessments against the Owned Real Property and the Leased Real Property which are not due and payable as of the Closing Date, (2) all matters of record, including all covenants, conditions, restrictions, leases, licenses, easements, rights-of-way, encroachments, encumbrances, title exceptions, assessments and other matters, in each case to the extent such have been disclosed in the title policies or in the surveys provided to the Buyer or have arisen in the Ordinary Course of Business between 2008 and the Closing Date, (3) any Liens upon or other matters affecting the Owned Real Property or the Leased Real Property arising by or through acts of the Buyer, (4) zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property or the operation of the business of the Company and its Subsidiaries thereon, and (5) other imperfections of title which do not, individually or in the aggregate, materially impair the current use or occupancy of, or access to, the Owned Real Property or Leased Real Property subject thereto.

“Person” means an individual, a partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, an estate, a joint venture, an unincorporated organization, a Governmental Authority or any other entity.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Pre-Closing Taxes” has the meaning set forth in Section 8.1(a).

“Preliminary Company Indebtedness” has the meaning set forth in Section 2.5(a).

“Preliminary Company Purchase Price” means an amount equal to the Preliminary Purchase Price minus the Preliminary Timber SPA Consideration.

“Preliminary Company Transaction Expenses” has the meaning set forth in Section 2.5(a).

“Preliminary Net Cash Amount” has the meaning set forth in Section 2.5(a).

“Preliminary Net Working Capital” has the meaning set forth in Section 2.5(a).

“Preliminary Purchase Price” has the meaning set forth in Section 2.5(b).

“Preliminary Statement” has the meaning set forth in Section 2.5(a).

“Preliminary Timber SPA Consideration” means an amount equal to one percent (1%) of the Preliminary Purchase Price.

“Pro Rata Share” means, for any Seller, the percentage set forth opposite such Seller’s name on Exhibit B attached hereto as such Seller’s Pro Rata Share.

“Real Property Leases” has the meaning set forth in Section 3.10(b).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Opinion” has the meaning set forth in Section 7.3(d).

“Related Party Payable” means the amount payable by Timber LLC to the Company that represents advances in connection with the initial acquisition of Longview Fibre Company by Affiliates of the Sellers on April 20, 2007, which amount is described in Note 12(c) to Timber LLC’s consolidated financial statements as of and for the years ended December 31, 2012 and 2011, included in the Audited Timber LLC Financial Statements.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Remedial Action” means all action to (a) inspect, investigate, clean up, remove, treat or handle in any way Hazardous Materials that have been Released into the environment; (b) prevent the threatened release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring including the posting or provision of financial security for such activities, actions and related obligations.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief, in each case, regardless of whether enforceability is considered in a proceeding at law or in equity.

“Representative” has the meaning set forth in Section 10.17(a).

“Required Consents” has the meaning set forth in Section 7.3(c).

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class or any restricted stock, stock appreciation rights or phantom equity, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Seller Fundamental Representations” has the meaning set forth in Section 8.2(a).

“Seller Group” has the meaning set forth in Section 8.1(b).

“Seller Material Adverse Effect” means, with respect to a Seller, any event, change, condition, development, circumstance, effect, factor or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the ability of such Seller to consummate timely the transactions contemplated by this Agreement.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Senior Credit Agreement” means that certain Amended and Restated Loan Agreement, dated as of November 4, 2008, by and among Longview Timberlands LLC and Longview Timber, Corp., as borrowers, and Metropolitan Life Insurance Company, as lender, administrative servicer and collateral agent, as amended by that certain (i) First Amendment of Amended and Restated Loan Agreement, dated as of November 14, 2008; (ii) Letter Agreement, dated as of June 1, 2009; (iii) Second Amendment of Amended and Restated Loan Agreement, dated as of December 18, 2009; and (iv) Third Amendment of Amended and Restated Loan Agreement, dated as of July 18, 2012, together with all exhibits, schedules and annexes thereto.

“Series A Preferred Stock” means the Company’s Series A Preferred Stock, $1,000.00 par value.

“Shares” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary,” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof. For the avoidance of doubt, for purposes of this Agreement, Holdings LLC, Timber LLC, Longview Fibre Company, a Washington corporation, Longview Timberlands LLC, a Delaware limited liability company, and Longview Timber, Corp., a Delaware corporation, shall be considered Subsidiaries of the Company.

“Supplemental Disclosure Letter” has the meaning set forth in Section 6.8(b).

“Surviving Buyer Representations” has the meaning set forth in Section 8.1(b).

“Surviving Covenants” has the meaning set forth in Section 8.2(a).

“Surviving Seller Representations” has the meaning set forth in Section 8.1(a).

“Systems” has the meaning set forth in Section 3.11(c).

“Target Net Working Capital” means $9,965,000.00.

“Tax” or “Taxes” means any federal, state or local tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether disputed or not, imposed by any taxing authority, and including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Timber LLC” means Longview Timber LLC, a Delaware limited liability company.

“Timber LLC Common Units” means the Common Units of Timber LLC.

“Timber LLC Financial Statements” has the meaning set forth in Section 3.6(c).

“Timber LLC Special Common Units” means the Special Common Units of Timber LLC.

“Timber SPA” means that certain Securities Purchase Agreement, dated the date hereof, by and between Longview GP and WNR, relating to the purchase and sale of all of the issued and outstanding Timber LLC Special Common Units and 15,150 of the Timber LLC Common Units.

“Transfer Taxes” means all transactional Taxes imposed on the sale, exchange or conveyance of tangible or intangible property (excluding Taxes measured by net income), including sales, use, real estate excise, stock transfer, stamp, documentary, filing, recording, permit, license, authorization and other similar Taxes, as well as filing fees and similar charges.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Unaudited Timber LLC Financial Statements” has the meaning set forth in Section 3.6(c).

“Waiver” has the meaning set forth in Section 6.14.

“WARN Act” has the meaning set forth in Section 3.17(c).

“WNR” means Weyerhaeuser NR Company, a Washington corporation.

Section 1.2. Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Disclosure Letter) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits,

Schedules and the Disclosure Letter shall be deemed references to Articles and Sections of, and Exhibits, Schedules and the Disclosure Letter to, this Agreement unless the context shall otherwise require. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the words “or,” “either” and “any” in this Agreement shall not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

Section 1.3. Dollar Amounts. All dollar amounts specified in this Agreement refer to United States Dollars.

ARTICLE II

SALE AND PURCHASE OF SHARES

Section 2.1. Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, each Seller agrees to sell, transfer and convey to the Buyer, and the Buyer agrees to purchase and acquire from such Seller, at the Closing, all Shares owned by such Seller, free and clear of all Liens.

Section 2.2. Consideration for Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Buyer shall, in exchange for the Shares, pay to each Seller, in immediately available funds by wire transfer to an account or accounts that have been designated by the Sellers to the Buyer in the Preliminary Statement, an amount of cash equal to the Preliminary Company Purchase Price multiplied by such Seller’s Pro Rata Share; provided, that if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, the Buyer shall, in exchange for the Timber LLC Common Units, pay to Holdings LLC, in immediately available funds by wire transfer to an account or accounts that have been designated in the Preliminary Statement, an amount of cash equal to the Preliminary Company Purchase Price.

Section 2.3. Closing. Unless this Agreement shall have been terminated pursuant to Article IX, and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a closing to occur (a) at the offices of Stoel Rives LLP, One Union Square, 600 University Street, Suite 3600, Seattle, WA 98101, commencing at 10:00 a.m. local time on the later of (i) the day which is three (3) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived and (ii) July 1, 2013, but in any event not later than the Drop Dead Date, or (b) on such other date or at such other time or place as the Buyer and the Representative may mutually agree.

Section 2.4. Closing Deliveries. At the time of the Closing, (a) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in

Section 7.3, (b) the Buyer shall deliver to the Sellers the certificates and documents referred to in Section 7.2, (c) each Seller shall deliver to the Buyer stock certificates representing all of its Shares, endorsed in blank or accompanied by duly executed assignment documents and (d) the Buyer shall deliver to the Sellers (or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, to Holdings LLC) the Preliminary Company Purchase Price.

Section 2.5. Determination of Preliminary Purchase Price.

(a) At the time of the Closing, the Preliminary Purchase Price shall be determined pursuant to the terms of this Section 2.5. No later than two (2) Business Days and not earlier than five (5) Business Days prior to the anticipated Closing Date, the Sellers shall cause the Representative to deliver to the Buyer a preliminary statement (the “Preliminary Statement”) setting forth (i) a calculation, based upon the books and records of the Company, of the Sellers’ reasonable good faith estimate of (1) the Closing Net Working Capital (the “Preliminary Net Working Capital”), (2) the Closing Net Cash Amount (the “Preliminary Net Cash Amount”), (3) the Company Transaction Expenses (the “Preliminary Company Transaction Expenses”) and (4) the Closing Company Indebtedness (the “Preliminary Company Indebtedness”), (ii) the Sellers’ determination of the Preliminary Purchase Price based upon such items, and (iii) the applicable wire instructions for the payment to each Seller of its Pro Rata Share of the Preliminary Company Purchase Price (or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, the payment to Holdings LLC of the Preliminary Company Purchase Price) and for the payment to Longview GP of the Preliminary Timber SPA Consideration pursuant to the Timber SPA, in each case based on the Preliminary Purchase Price.

(b) The “Preliminary Purchase Price” shall be equal to (a) the Agreed Enterprise Value, plus (b) the amount, if any, by which the Preliminary Net Working Capital is greater than the Target Net Working Capital, minus (c) the amount, if any, by which the Preliminary Net Working Capital is less than the Target Net Working Capital, plus (d) the Preliminary Net Cash Amount, minus (e) the Preliminary Company Transaction Expenses, if any, minus (f) the Preliminary Company Indebtedness, if any.

Section 2.6. Determination of Final Purchase Price.

(a) Following the Closing Date, in accordance with this Section 2.6, the Preliminary Purchase Price shall be (i) reduced by the amount, dollar for dollar, by which the Closing Net Working Capital is less than the Preliminary Net Working Capital or (ii) increased by the amount, dollar for dollar, by which the Closing Net Working Capital is greater than the Preliminary Net Working Capital.

(b) Without duplication of any adjustment made pursuant to Section 2.6(a), the Preliminary Purchase Price shall be further (i) reduced by the amount, dollar for dollar, by which the Closing Net Cash Amount is less than the Preliminary Net Cash Amount or (ii) increased by the amount, dollar for dollar, by which the Closing Net Cash Amount is greater than the Preliminary Net Cash Amount.

(c) Without duplication of any adjustment made pursuant to Sections 2.6(a) or 2.6(b), the Preliminary Purchase Price shall be further (i) increased by the amount, dollar for dollar, by which the Preliminary Company Transaction Expenses are greater than the Company Transaction Expenses or (ii) decreased by the amount, dollar for dollar, by which the Preliminary Company Transaction Expenses are less than the Company Transaction Expenses.

(d) Without duplication of any adjustment made pursuant to Sections 2.6(a), 2.6(b) or 2.6(c), the Preliminary Purchase Price shall be further (i) increased by the amount, dollar for dollar, by which the Preliminary Company Indebtedness is greater than the Closing Company Indebtedness or (ii) decreased by the amount, dollar for dollar, by which the Preliminary Company Indebtedness is less than the Closing Company Indebtedness.

(e) The net amount of all sums that are an increase or decrease to the Preliminary Purchase Price as contemplated by Section 2.6(a), Section 2.6(b), Section 2.6(c) and Section 2.6(d), as finally determined pursuant to this Section 2.6(e) and Section 2.6(f) below, is referred to herein as the “Adjustment Amount.” Within ninety (90) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Representative a statement (the “Adjustment Statement”) setting forth in reasonable detail its good faith calculation of (i) the Closing Net Working Capital, (ii) the Closing Net Cash Amount, (iii) the Company Transaction Expenses, if any, (iv) the Closing Company Indebtedness, if any, and (v) the Adjustment Amount.

(f) After receipt of the Adjustment Statement, the Representative shall have thirty (30) days to review the Adjustment Statement together with the work papers used in its preparation. The Adjustment Statement shall become final, conclusive and binding upon the Parties thirty (30) days following receipt thereof by the Representative unless the Representative gives written notice of its disagreement (the “Notice of Disagreement”) to the Buyer prior to such date. The Buyer shall give the Representative, the Sellers and their authorized representatives reasonable access, during normal business hours of the Company, to personnel, books and records of the Company and its Subsidiaries and all work papers of the Company and its Subsidiaries prepared in connection with the Adjustment Statement as reasonably requested by the Representative to assist in the preparation of the Notice of Disagreement. The Notice of Disagreement shall only include disagreements based on mathematical errors or based on the items included therein not being calculated in accordance with this Agreement. Any Notice of Disagreement shall specify in reasonable detail (i) the nature and amount of any disagreement so asserted, (ii) the Representative’s calculation of the Closing Net Working Capital, (iii) the Representative’s calculation of the Closing Net Cash Amount, (iv) the Representative’s calculation of the amount of the Company Transaction Expenses, (v) the Representative’s calculation of the amount of the Closing Company Indebtedness and (vi) the Representative’s calculation of the Adjustment Amount. During the thirty (30) days immediately following the receipt by the Buyer of the Notice of Disagreement, the authorized representatives of the Buyer and the Representative shall negotiate in good faith to resolve any disagreements properly included in the Notice of Disagreement. During such period, the Buyer shall have full access to the work papers of the Representative prepared in connection with the Representative’s preparation of the Notice of Disagreement. At the end of such thirty (30) day period, at the request of any Party, any and all matters which remain in dispute and which were properly included in the Notice of Disagreement shall be submitted for binding resolution to PricewaterhouseCoopers LLP (the “Accounting Firm”), or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. The fees and expenses of the Accounting Firm shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, in the proportion that the aggregate dollar amount of items submitted to the Accounting Firm that are unsuccessfully disputed by the Buyer and the Representative, as applicable, bears to the aggregate dollar amount of all items submitted to the Accounting Firm. In the event that the Representative delivers a Notice of Disagreement to the Buyer within the thirty (30) day period following receipt by the Representative of the Adjustment Statement, then the Adjustment Statement shall become final, conclusive and binding upon the Parties on the earlier of (A) the date such Parties resolve in writing any differences they have with respect to any matter included in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm as set forth herein.

(g) The Accounting Firm shall determine and report in writing to the Buyer and the Representative as to the resolution of all disputed matters submitted to the Accounting Firm and the effect of such determinations on the Adjustment Statement within ten (10) Business Days after such submission or such longer period as the Accounting Firm may reasonably require, and such determinations shall be final, conclusive and binding as to the Parties. In resolving any disputed item, the Accounting Firm, acting in the capacity of an expert and not as an arbitrator: (i) shall limit its review to matters specifically set forth in the Notice of Disagreement delivered pursuant to Section 2.6(f) and submitted to the Accounting Firm as a disputed item (other than matters thereafter resolved by mutual written agreement of the Buyer and the Representative), (ii) shall further limit its review to whether the calculation of any such disputed item is mathematically accurate and has been calculated in accordance with this Agreement, and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any other Party in the Adjustment Statement or in the Notice of Disagreement delivered pursuant to Section 2.6(f). The Buyer and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as the Accounting Firm may reasonably request in connection with its determination of such disputed items.

(h) The Preliminary Purchase Price as adjusted by the Adjustment Amount, if at all, as finally determined pursuant to this Section 2.6 shall be referred to herein as the “Final Purchase Price.”

(i) If upon determination of the Adjustment Amount, (i) the Final Company Purchase Price is greater than the Preliminary Company Purchase Price, then the Buyer shall pay to each Seller an amount in cash equal to such Seller’s Pro Rata Share of such excess (or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, to Holdings LLC an amount in cash equal to such excess), or (ii) the Final Company Purchase Price is less than the Preliminary Company Purchase Price, then the Sellers shall, on a joint and several basis, pay to the Buyer (or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, the Sellers shall cause Holdings LLC to pay to the Buyer)

an aggregate amount in cash equal to the amount of such deficit. All payments to be made pursuant to this Section 2.6(i) shall be made on or before the fifth (5th) Business Day following the date on which the Adjustment Amount is finally determined pursuant to this Section 2.6. Any payment required to be made by the Buyer or the Sellers (or Holdings LLC) pursuant to this Section 2.6(i) shall be payable together with interest accruing from the Closing Date to the date of payment at the Applicable Rate by wire transfer of immediately available funds to an account or accounts designated by the Party or Parties entitled to receive such funds at least three (3) Business Days prior to the date on which such payment is due and payable in accordance with this Section 2.6(i).

Section 2.7. Withholding. The Buyer and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such consideration payments under the Code, or under any provision of state, local or foreign Tax law. To the extent amounts are so withheld, such withheld amounts shall be treated for the purposes of the Agreement as having been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY AND ITS SUBSIDIARIES

The Company represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date), except as set forth in the Disclosure Letter, as follows:

Section 3.1. Organization of the Company and its Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization set forth in Section 3.1 of the Disclosure Letter and has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or be in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has provided to or otherwise made available to the Buyer a correct and complete copy of the Company Charter and the bylaws of the Company and a copy of the charter documents of each of its Subsidiaries, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its charter documents.

Section 3.2. Authorization. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and its Subsidiaries. This Agreement has been duly executed and delivered by the Company. Assuming that this Agreement is a valid and binding obligation of the Buyer and the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

(b) The board of directors of the Company has taken all requisite action under the Company Charter to designate, and has designated, each of the Buyer, Weyerhaeuser Company and each of Weyerhaeuser Company’s direct or indirect wholly-owned Subsidiaries as an “Existing Holder” (as such term is defined in the Company Charter) and to establish an “Existing Holder Limit” (as such term is defined in the Company Charter) of one hundred percent (100%) with respect to each such Person. The board of directors of Longview Fibre Company has taken all requisite action under the LFC Charter to designate, and has designated, each of the Buyer, Weyerhaeuser Company and each of Weyerhaeuser Company’s direct or indirect wholly-owned Subsidiaries as an “Existing Holder” (as such term is defined in the LFC Charter) and to establish an “Existing Holder Limit” (as such term is defined in the LFC Charter) of one hundred percent (100%) with respect to each such Person.

Section 3.3. Capitalization; Subsidiaries; Title to Timber LLC Common Units.

(a) The authorized capital stock of the Company consists of (i) 150,000 shares of Common Stock, $0.01 par value, of which 140,474.42 shares, constituting the Shares, are issued and outstanding, and (ii) 125 shares of Series A Preferred Stock, $1,000.00 par value, of which 125 shares are issued and outstanding. All such outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter or the bylaws of the Company or any contract to which the Company is a party or otherwise bound. Section 3.3(a) of the Disclosure Letter sets forth the name of each holder of Common Stock and Series A Preferred Stock and the number of shares held by each holder. Except for the outstanding shares of Common Stock and Series A Preferred Stock, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.

(b) Section 3.3(b) of the Disclosure Letter sets forth the name and jurisdiction of incorporation or organization of each Subsidiary of the Company. The Company or one of its Subsidiaries is the sole beneficial and record owner of the outstanding shares of capital stock of or other equity interests in the Company’s Subsidiaries, free and clear of all Liens, except for Permitted Liens. The authorized and outstanding capital stock of, or other equity interests in, each Subsidiary of the Company (designated by class of capital stock or equity interest), and the name of each holder and the number of shares held by each holder, in each case, is as set forth in Section 3.3(b) of the Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and nonassessable. There are no shares of capital stock or other equity securities of any Subsidiary of the Company issued, reserved for issuance or outstanding.

Except for the interests in the Company’s Subsidiaries as set forth in Section 3.3(b) of the Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any Person.

(c) Except as set forth in Section 3.3(c) of the Disclosure Letter, (i) there are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of or other equity interests in the Company or any of its Subsidiaries, (ii) there is no existing Right or any existing contract or agreement to which the Company or any of its Subsidiaries is a party or otherwise bound requiring, and there are no convertible securities of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or other securities convertible or exchangeable into shares of capital stock or other equity interests of the Company or any of its Subsidiaries to any Person, (iii) there is no existing contract or agreement to which the Company or any of its Subsidiaries is a party or otherwise bound requiring the repurchase, redemption or other acquisition of any stock or other equity interests in the Company or any of its Subsidiaries, (iv) except as contemplated by this Agreement and the Timber SPA, there are no restrictions on transfer of any shares of capital stock of or other equity interests in the Company or any of its Subsidiaries (other than compliance with the Securities Act and state securities Laws), including any preemptive rights, that would preclude consummation of the transactions contemplated by this Agreement and the Timber SPA, and (v) there are not any bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which holders of shares of Common Stock or holders of capital stock or other equity interests in the Company’s Subsidiaries may vote.

(d) Holdings LLC holds of record and owns beneficially 1,364,458 Timber LLC Common Units. Holdings LLC has good and valid title to all such Timber LLC Common Units free and clear of any and all Liens, except as may be created by this Agreement; and in the event that the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, assuming the Buyer has the requisite power and authority to be the lawful owner of such Timber LLC Common Units, upon assignment to the Buyer of such Timber LLC Common Units and delivery of the certificates therefor at the Closing, and upon receipt by Holdings LLC of the Preliminary Company Purchase Price for the Timber LLC Common Units, the Buyer will have good and valid title to the Timber LLC Common Units, free and clear of any Liens, other than those arising from acts of the Buyer. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Rights or other contracts, agreements or commitments (other than this Agreement and the Timber SPA) that would require the Company or any of its Subsidiaries to sell, transfer or otherwise dispose of the Timber LLC Common Units or prohibit or conflict with the Company’s obligations under this Agreement.

Section 3.4. Noncontravention. Neither the execution, delivery and performance of this Agreement by the Sellers and the Company and of the Timber SPA by Longview GP, nor the consummation by the Sellers, the Company, its Subsidiaries and Longview GP of the transactions contemplated hereby and by the Timber SPA will (a) conflict with or violate any provision of the Company Charter or the bylaws of the Company or any provision of the charter documents of any of the Company’s Subsidiaries, (b) result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit, under, any contract, agreement or Permit, (c) result in the imposition or creation of any Lien upon, or with respect to, any assets owned or used by the Company or any of its Subsidiaries, or (d) subject to the Consents of Governmental Authorities described in Section 3.5 and compliance with the HSR Act, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of clauses (b), (c) and (d), for such matters which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.5. Government Authorizations. Except for (a) compliance with any applicable requirements of the Securities Act and (b) compliance with any other applicable state securities Laws, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to the Company, its Subsidiaries, the Sellers or Longview GP in connection with the execution and delivery of this Agreement and the Timber SPA or the consummation of the transactions contemplated hereby and thereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of the Buyer or WNR, as applicable, or as a result of any other facts that specifically relate to the business or activities in which the Buyer or WNR, as applicable, is engaged in as of the date hereof.

Section 3.6. Financial Statements.

(a) The Company has provided or otherwise made available to the Buyer correct and complete copies of (i) the audited consolidated balance sheets of the Company as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal years then ended, in each case, accompanied by the notes thereto and the audit reports of the Company (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2013 and the related consolidated statements of income, cash flows and shareholders’ equity for the three-(3-) month period then ended (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements present fairly, in all material respects, the consolidated financial position, statements of income and cash flows (as the case may be) of the Company and its Subsidiaries at the respective dates set forth therein and for the respective periods covered thereby, and have been prepared from and are consistent with the books and records of the Company, and except as set forth therein were prepared in accordance with GAAP consistently applied (except, in the case of the Unaudited Financial Statements, for normal year-end audit adjustments and normal income tax and audit adjustments, in each case, the effect of which will not, individually or in the aggregate, be materially adverse to the Company, and for the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements as of December 31, 2012).

(b) The Company and each of its Subsidiaries makes and keeps, and, for all periods covered by the Company Financial Statements, has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and each of its Subsidiaries.

(c) The Company has provided or otherwise made available to the Buyer correct and complete copies of (i) the audited consolidated balance sheets of Timber LLC as of December 31, 2012, December 31, 2011 and December 31, 2010 and the related consolidated statements of income, cash flows and members’ equity for the fiscal years then ended, in each case, accompanied by the notes thereto and the audit reports of Timber LLC (the “Audited Timber LLC Financial Statements”) and (ii) the unaudited consolidated balance sheet of Timber LLC as of March 31, 2013, the related consolidated statements of income, cash flows and members’ equity for the three-(3-) month period then ended, and the consolidated statements of income, cash flows and members’ equity for the three-(3-) month period ended March 31, 2012 (the “Unaudited Timber LLC Financial Statements,” and together with the Audited Timber LLC Financial Statements, the “Timber LLC Financial Statements”). The Timber LLC Financial Statements present fairly, in all material respects, the consolidated financial position, statements of income and cash flows (as the case may be) of Timber LLC and its Subsidiaries at the respective dates set forth therein and for the respective periods covered thereby, and have been prepared from and are consistent with the books and records of Timber LLC, and except as set forth therein were prepared in accordance with GAAP, applied in a manner consistent with all accounting principles, practices, methodologies and policies used in the preparation of the Company Financial Statements (except, in the case of the Unaudited Timber LLC Financial Statements, for normal year-end audit adjustments and normal income tax and audit adjustments, in each case, the effect of which will not, individually or in the aggregate, be materially adverse to Timber LLC, and for the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements as of December 31, 2012).

Section 3.7. No Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed in the Company Financial Statements, the Company has no material Liabilities that would be required to be reflected in, reserved against or otherwise disclosed on a consolidated balance sheet prepared in accordance with GAAP or in the notes thereto, other than (a) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (b) Liabilities relating to the continuing or future performance by the Company or any of its Subsidiaries in the Ordinary Course of Business of contracts or agreements to which the Company or any of its Subsidiaries is a party and (c) Liabilities incurred pursuant to this Agreement. Except as reflected, reserved against or otherwise disclosed in the Timber LLC Financial Statements, Timber LLC has no material Liabilities that would be required to be reflected in, reserved against or otherwise disclosed on a consolidated balance sheet prepared in accordance with GAAP or in the notes thereto, other than (a) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (b) Liabilities relating to the continuing or future performance by Timber LLC or any of its Subsidiaries in the Ordinary Course of Business of contracts or agreements to which Timber LLC or any of its Subsidiaries is a party and (c) Liabilities incurred pursuant to this Agreement.

Section 3.8. Absence of Certain Changes. Since the Balance Sheet Date, except as contemplated by or disclosed in this Agreement as of the date hereof, there has been no change in the business, assets or financial condition of the Company and its Subsidiaries that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

Section 3.9. Tax Matters. Except as set forth in Section 3.9 of the Disclosure Letter:

(a) The Company and each of its Subsidiaries has (i) duly filed, or caused to be duly filed, all material Tax Returns that it was required to file pursuant to applicable Laws, and (ii) paid or caused to be paid all material Taxes due and owing (whether or not shown on such Tax Returns). All such Tax Returns were correct and complete in all material respects. The Company is currently not a beneficiary of any extension of time within which to file any Tax Return (other than any extension of time to file that does not require the affirmative consent of the applicable taxing authority). To the Company’s Knowledge, there are no material Liens for Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions in which the Company has not filed Tax Returns) written notice of any material ongoing or pending audits, examinations, investigations, assessments, levies, administrative proceedings, judicial proceedings or other proceedings with respect to the Company or any of its Subsidiaries in respect of Taxes. To the Company’s Knowledge, there are no unresolved questions or claims concerning a Tax Liability of the Company or any of its Subsidiaries that, if resolved adversely to the Company or any of its Subsidiaries, individually or in the aggregate, would have a Company Material Adverse Effect.

(c) All Taxes and other assessments and levies which the Company and its Subsidiaries were or are required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Authorities.

(d) Except as set forth in Section 3.9(d) of the Disclosure Letter, all Tax Returns required to be filed by or with respect to the Company and its Subsidiaries for taxable years ending on or before December 31, 2008 have been examined by the IRS or other appropriate Tax authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the IRS or other appropriate Tax authority has expired (taking into account any extension or waiver thereof).

(e) Except as set forth in Section 3.9(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect (other than by filing Tax Returns pursuant to extensions of time to file that do not require the affirmative consent of the applicable Tax authority).

(f) The Company has provided or otherwise made available to the Buyer correct and complete copies of all income and franchise Tax Returns filed by the Company or any of its Subsidiaries for taxable years ending after December 31, 2009 and all examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 2009.

(g) Except as set forth in Section 3.9(g) of the Disclosure Letter, as of the Closing, neither the Company nor any of its Subsidiaries will be a party to, or have any liability or obligation under, any income Tax allocation or sharing agreement.

(h) Since April 20, 2007, neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return, and prior to April 20, 2007, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law) or otherwise.

(i) Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” described in Treasury Regulations Section 1.6011-4(b) or any similar provision of any applicable Law.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) do not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets as of the Balance Sheet Date (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company or its Subsidiaries in filing its Tax Returns.

(k) Except as set forth in Section 3.9(k) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has agreed, or is required to make, any adjustment under Section 481(a) of the Code, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(l) Neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Section 108(i).

(m) The Company (i) has since June 1, 2007, been organized and operated, and will continue to operate, in a manner that will allow the Company to meet the requirements for qualification and taxation as a REIT and (ii) has not taken any action or omitted to take any action that could result in a successful challenge by the United States IRS to the Company’s ability to elect to be a REIT for the fiscal year ending December 31, 2008, and thereafter.

(n) Longview Fibre Company (i) has since January 1, 2006 been organized and operated, and will continue to operate, in a manner that will allow the Company to meet the requirements for qualification and taxation as a REIT and (ii) has not taken any action or omitted to take any action that could result in a successful challenge by the IRS to the Longview Fibre Company’s ability to elect to be a REIT for the fiscal year ending December 31, 2008, and thereafter.

(o) None of Holdings LLC, Timber LLC or Longview Timberlands LLC has filed an election to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Longview Timber, Corp. is an association taxable as a corporation for U.S. federal income tax purposes and a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code. Holdings LLC has a single owner, has not elected to be treated for federal income tax purposes as an association taxable as a corporation, and is treated by Sellers as a disregarded entity for federal income tax purposes. Each of Timber LLC and Longview Timberlands LLC has two owners, has not elected to be treated for federal income tax purposes as an association taxable as a corporation, and is treated by Sellers as a partnership for federal income tax purposes. Neither the Company nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 860(c) or 4981 of the Code that has not been previously paid. Neither the Company nor any of its Subsidiaries (other than a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or any subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions, and excess interest” described in Section 857(b)(7) of the Code.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Disclosure Letter sets forth a true and complete list of each Owned Real Property of the Company and its Subsidiaries. With respect to each Owned Real Property: (A) the Company or one of its Subsidiaries, as the case may be, has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except for (i) those matters set forth in Section 3.10(a) of the Disclosure Letter and (ii) Permitted Liens, and has access thereto typical for timberlands of the type and location of the Owned Real Property; (B) except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (C) other than the right of the Buyer pursuant to this Agreement and the right of WNR pursuant to the Timber SPA, and except as set forth in Section 3.10(a) of the Disclosure Letter, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as disclosed in Section 3.10(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently a party to or otherwise bound by any agreement or option to purchase any real property or interest therein after the date hereof.

(b) Section 3.10(b) of the Disclosure Letter sets forth a true and complete list of all leases, subleases, licenses and other agreements (written or oral) under which the Company or any of its Subsidiaries leases, subleases or otherwise has the right to use or occupy any real property or interests in real property (collectively, the “Real Property Leases”). The real property leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property subject to the Real Property Leases is hereinafter referred to as the “Leased Real Property.” True and correct copies of the Real Property Leases, together with all amendments, extensions, renewals, guarantees, and other agreements with respect thereto and assignments thereof, have been provided to or otherwise made available to the Buyer. Except as set forth in Section 3.10(b) of the Disclosure Letter, (i) the Company or one of its Subsidiaries, as the case may be, has a good and valid leasehold interest in each of the Leased Real Property, (ii) neither the Company nor any of its Subsidiaries is in breach of or default in any material respect under any Real Property Lease, (iii) to the Company’s Knowledge, no lessor is in default in any material respect under any Real Property Lease, (iv) each Real Property Lease is a legal, valid, binding and enforceable obligation, subject to the Remedies Exception, of the Company or its Subsidiary party thereto, and to the Company’s Knowledge, the other party thereto, (v) the transactions contemplated by this Agreement and the Timber SPA do not require the consent of any other party to such Real Property Lease, will not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit, under, such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding and enforceable, subject to the Remedies Exception, and in full force and effect on identical terms following the Closing, and (vi) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Neither the Company nor any of its Subsidiaries has received notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or parcel of Leased Real Property.

(d) Access to the Owned Real Property and the Leased Real Property is sufficient for timber harvesting and planting operations and other silvicultural practices customary in the industry.

(e) Except as set forth in Section 3.10(e) of the Disclosure Letter, to the Company’s Knowledge, there are no boundary disputes relating to the Owned Real Property and no encroachments materially and adversely affecting the use of any of the Owned Real Property.

(f) Neither the Company nor any of its Subsidiaries has taken any action which would disqualify portions of the Owned Real Property now assessed for ad valorem Taxes on the basis of farm, forest or open space for continued assessment as farm, forest or open space lands.

Section 3.11. Intellectual Property.

(a) Section 3.11 of the Disclosure Letter contains a complete and accurate list of all of the following that are material to the operations of the Company and its Subsidiaries and that are owned by or licensed to the Company or any of its Subsidiaries (indicating with respect to Intellectual Property not owned by the Company or any of its Subsidiaries, the license agreement pursuant to which the Company or any of its Subsidiaries is licensed to use such Intellectual Property): (i) issued patents and pending patent applications (including provisional applications), together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (ii) registrations and applications for registration of Marks and copyrights, (iii) computer software (other than mass-marketed software), and (iv) any unregistered Marks that are word trademarks and that are owned by the Company or any of its Subsidiaries. For purposes of this Agreement, “mass-marketed software” means computer software that is (or at the time of acquisition by or licensing to the Company or any of its Subsidiaries was) generally available from a commercial source to businesses, but does not include custom software developed specifically for the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.11 of the Disclosure Letter, the Company or one of its Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable agreement, all Intellectual Property that is necessary for, and all material Intellectual Property used by the Company or one of its Subsidiaries in, the operation of its business as currently conducted (including the material Intellectual Property set forth in Section 3.11 of the Disclosure Letter) (collectively, and together with all other material Intellectual Property owned by the Company or one of its Subsidiaries, the “Company Intellectual Property”). Except as set forth in Section 3.11 of the Disclosure Letter, (i) the Company Intellectual Property is in all material respects valid and in full force and effect, (ii) to the Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries is not currently operated in a manner that infringes, misappropriates, or otherwise conflicts with, any Intellectual Property rights of any third parties, and (iii) there are no claims or actions against the Company or any of its Subsidiaries that have been asserted within the past four (4) years that have not been settled or resolved, or that are presently pending, or that have been threatened, that contest the validity, use, ownership, enforceability, registrability or patentability of any of the Company Intellectual Property. To the Company’s Knowledge, no third party is infringing, misappropriating or otherwise conflicting with any Company Intellectual Property in any material respect.

(c) The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems (collectively, “Systems”) owned or used by the Company and its Subsidiaries in the conduct of its business are sufficient in all material respects for the current needs of the Company and its Subsidiaries.

Section 3.12. Environmental Matters. Except as set forth in Section 3.12 of the Disclosure Letter:

(a) The Company and each of its Subsidiaries have complied with all Environmental Laws and obtained and complied with all Permits from a Governmental Authority required under Environmental Law for the operations of the Company and its Subsidiaries as currently conducted, and neither the Company nor any of its Subsidiaries has received any notice, which has not been fully and finally resolved as of the date of this Agreement, alleging that the Company or any of its Subsidiaries is in violation of, or subject to Liability under, any Environmental Law, that, individually or in the aggregate, would have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding judicial decree, judgment, Injunction or administrative order from any Governmental Authority pursuant to any Environmental Law that, individually or in the aggregate, would have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is conducting any Remedial Action at any Owned Real Property or Leased Real Property, and there has been no Release of or exposure to any Hazardous Material at, on, in, under or from any location that would be reasonably likely to result in material Liability to the Company or its Subsidiaries.

(d) None of the Owned Real Property and Leased Real Property is listed or, to the Company’s Knowledge, proposed for listing on the National Priorities List promulgated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or on any analogous list maintained by any Governmental Authority.

(e) Neither the Company nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any Liabilities or obligations that would be reasonably likely to result in any Liability that, individually or in the aggregate, would have a Company Material Adverse Effect.

(f) Complete and correct copies of all environmental reports and studies prepared by environmental consultants or engineers or received from or submitted to any Governmental Authority in the possession or control of the Company or its Subsidiaries with respect to Owned Real Property or Leased Real Property, or with respect to any other real property for which the Company or any of its Subsidiaries is responsible for any Remedial Action, have been provided to or otherwise made available to the Buyer.

Section 3.13. Material Contracts.

(a) Section 3.13(a) of the Disclosure Letter lists (with specific reference to the subsection of this Section 3.13(a) to which it relates) the following contracts and agreements to which the Company or any of its Subsidiaries is a party or otherwise bound and which are in effect on the date hereof:

(i) any contract for the purchase, sale or lease of real property having a value in excess of two million five hundred thousand dollars ($2,500,000);

(ii) any third-party contract for the purchase or sale of logs, timber or third-party timber cutting rights having a value in excess of two million five hundred thousand dollars ($2,500,000);

(iii) any contract for the sale, purchase, option or leasing of minerals or mineral rights having a value in excess of two million five hundred thousand dollars ($2,500,000);

(iv) any contract requiring a capital expenditure in excess of two million five hundred thousand dollars ($2,500,000);

(v) any contract requiring known or liquidated expenditures or payments in excess of two million five hundred thousand dollars ($2,500,000), other than those that can be terminated without material penalty upon not more than ninety (90) days’ notice;

(vi) any lease, sublease or similar contract under which the Company or one of its Subsidiaries is a lessor or sublessor of, or makes available for use to another Person, any Owned Real Property or Leased Real Property or any portion thereof;

(vii) any contract under which the Company or any of its Subsidiaries is obligated to purchase, sell or lease personal property (excluding sales of items of inventory in the Ordinary Course of Business) from or to another Person having a value in excess of two million five hundred thousand dollars ($2,500,000);

(viii) any contract that contains a covenant not to compete or restricts the rights of the Company or any of its Subsidiaries to freely engage in any line of business anywhere in the world;

(ix) any contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness for borrowed money, or issued any note, bond, debenture or similar evidence of Indebtedness, in excess of two million five hundred thousand dollars ($2,500,000) individually or in the aggregate, (B) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness in excess of two million five hundred thousand dollars ($2,500,000) individually or in the aggregate or (C) extended credit or made any loan or advance to any Person in an amount in excess of two million five hundred thousand dollars ($2,500,000) of committed credit individually or in the aggregate;

(x) any material contract granting a Lien (other than Permitted Liens) upon any Owned Real Property or Leased Real Property or other material asset of the Company or its Subsidiaries;

(xi) any employment contract that is not terminable by the Company or a Subsidiary upon notice of ninety (90) days or less;

(xii) any collective bargaining or similar labor contracts;

(xiii) any contract with LFPPI or any of its Subsidiaries;

(xiv) any contract with (A) any of the Sellers or their Affiliates or (B) any current or former officer, director or employee of the Company or any of its Subsidiaries, other than any employment contract;

(xv) any material contract involving any joint venture, partnership, limited liability company agreement or other investment involving a sharing of profits, losses, costs, or other liabilities by the Company or any of its Subsidiaries with any other Person (other than any Subsidiary of the Company);

(xvi) any pension, profit-sharing, stock option, stock purchase, stock appreciation, retirement, equity, incentive, severance, bonus, or deferred compensation plan, contract, arrangement or other plan for the benefit of its current or former directors, officers and employees, other than as listed in Section 3.16 of the Disclosure Letter;

(xvii) any material contract with any Governmental Authority;

(xviii) any material license, sublicense, option or other contract relating in whole or in part to the Company Intellectual Property;

(xix) any contract providing for indemnification of another Person by the Company or its Subsidiaries with respect to liabilities relating to any current or former business of the Company or any of its Subsidiaries or any predecessor person, other than contracts entered into in the Ordinary Course of Business;

(xx) any contract with any supplier (other than any Subsidiary of the Company) under which the Company or any of its Subsidiaries is obligated to purchase goods (other than capital expenditures) or services, including advertising, marketing or promotion of the Company’s or its Subsidiaries’ products, involving consideration in excess of two million five hundred thousand dollars ($2,500,000) (except with respect to purchase of items of inventory in the Ordinary Course of Business), or that is not terminable upon notice of ninety (90) days or less;

(xxi) any contract with any customer of the Company or any of its Subsidiaries under which the Company or one of its Subsidiaries is obligated to sell products in an amount in excess of two million five hundred thousand dollars ($2,500,000) or that is not terminable upon notice of ninety (90) days or less;

(xxii) except as set forth in Section 3.13(a) of the Disclosure Letter, any contract or series of related contracts for the sale of any asset involving consideration in excess of two million five hundred thousand dollars ($2,500,000) individually or in the aggregate, except with respect to sales of items of inventory in the Ordinary Course of Business;

(xxiii) any material confidentiality agreement;

(xxiv) any contract under which the Company or any of its Subsidiaries is obligated to make any payment or which otherwise becomes due or accelerated as a result of the entry into this Agreement or the execution of the Timber SPA or the consummation of the transactions contemplated hereby and thereby (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments); and

(xxv) any other contract which is material to the operations and business of the Company and its Subsidiaries, taken as a whole, whether or not in the Ordinary Course of Business, or the termination of which would, individually or in the aggregate, have a Company Material Adverse Effect.

All contracts and agreements set forth in Section 3.13(a) of the Disclosure Letter are referred to herein as “Material Contracts.” The Company has provided or otherwise made available to the Buyer correct and complete copies of all Material Contracts, together with all modifications and amendments thereto.

(b) Except as set forth in Section 3.13(b) of the Disclosure Letter, (i) each Material Contract (other than Real Property Leases) is in full force and effect and is the legal, valid and binding obligation, subject to the Remedies Exception, of the Company or one of its Subsidiaries, as applicable, and, to the Company’s Knowledge, the other parties thereto (the “Other Parties”), and (ii) neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, none of the Other Parties to any Material Contract is in breach, violation or default, and no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Other Party, or permit termination, modification, or acceleration by the Other Parties under such Material Contract, except for breaches, violations or defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.14. Insurance.

(a) Section 3.14(a) of the Disclosure Letter sets forth a correct and complete list (that includes a description of policy limits and deductibles) of all material insurance policies owned or held by the Company or any of its Subsidiaries (to the extent not set forth in Section 3.16(g) of the Disclosure Letter), including any self insurance plan or policy for medical, workers’ compensation or automobile insurance (excluding any policies where the Company or any of its Subsidiaries is an additional party insured). All such policies (i) are in full force and effect in accordance with their terms, (ii) are current on premium payments, (iii) are customary for companies of similar size and business as the Company and its Subsidiaries and (iv) will be in full force in accordance with their terms without interruption until and immediately following the Closing Date.

(b) (i) Neither the Company nor any of its Subsidiaries has received any written notice from the insurer under any material insurance policy applicable to such Person disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, (ii) to the Company’s Knowledge, there is no Action currently pending in respect of which the Company or any of its Subsidiaries has received or may receive such a notice, except Actions that, individually or in the aggregate, would not have a Company Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has exhausted the coverage available under any material insurance policy applicable to such Person with respect to any period, (iv) neither the Company nor any of its Subsidiaries has agreed with the applicable insurer to any reduction in the maximum liability insured under any material insurance policy applicable to such Person with respect to any period and (v) there has been no loss, in whole or in part, of insurance coverage applicable to, nor has any restriction in insurance coverage been imposed with respect to, the Company and its Subsidiaries and their respective properties and assets by virtue of or in connection with any corporate reorganization or restructuring transaction, including the transfer of the LFPPI Business by Longview Fibre Company to LFPPI, the sale of all shares of LFPPI by Longview Fibre Company and the acquisition by the Company of Longview Fibre Company.

Section 3.15. Litigation. Section 3.15 of the Disclosure Letter sets forth a correct and complete list of all Actions pending against or by the Company or any of its Subsidiaries. To the Company’s Knowledge, there are no Actions threatened against the Company or any of its Subsidiaries which (i) relate to, involve or could result in Liability for the Company or any of its Subsidiaries, exceeding one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate, (ii) seek any material injunctive relief or (iii) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement and the Timber SPA. There are no material outstanding injunctions, judgments, orders, decrees, rulings, or charges to which the Company or any of its Subsidiaries is a party or by which any of them are bound by or with any Governmental Authority. To the Company’s Knowledge, there is no pending investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries.

Section 3.16. Employee Matters; ERISA.

(a) Section 3.16(a) of the Disclosure Letter contains a complete and accurate list of each Company Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and each other benefit plan, program, policy, practice, agreement or arrangement maintained, sponsored or contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which any of them has any Liability, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any profit-sharing, stock option, stock purchase, stock appreciation, vacation, retirement, equity, incentive, severance, bonus, deferred compensation, employment, change of control or fringe benefit plan, program or policy.

(b) Each Company Plan has been maintained, funded and administered in compliance in all material respects with its terms and with Law, including ERISA and the Code and the Company and its Subsidiaries have complied and are in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to each Company Plan. With respect to each Company Plan, all contributions or payments that are due have been made within the time periods prescribed by the terms of each Company Plan, ERISA and the Code, and all contributions or payments for any period ending on or before the Closing Date have been made or properly reflected on the Company Financial Statements.

(c) Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or is in the form of a prototype plan that has received an opinion letter from the IRS and nothing has occurred that would materially and adversely affect the qualified status of each such Company Plan.

(d) There is no pending or, to the Company’s Knowledge, threatened Action relating to the Company Plans (other than routine claims for benefits) and, to the Company’s Knowledge, there is no basis for any such Action. To the Company’s Knowledge, there have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code and Section 406 of ERISA) with respect to any Company Plan involving any “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code). No “fiduciary” (as defined in Section 3(21) of ERISA) has any material Liability for breach of fiduciary duty or any other act or omission with respect to the investment and administration of the assets of any Company Plan.

(e) Except as set forth in Section 3.16(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan,” within the meaning of Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code. Neither the Company nor any of its Subsidiaries has any Liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.

(f) Except as set forth in Section 3.16(f) of the Disclosure Letter, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) With respect to each Company Plan, the Company has provided or otherwise made available to the Buyer true and complete copies of the following documents, to the extent applicable: (i) the most recent plan documents and all amendments thereto (or, in the case of any unwritten Company Plan, a written description thereof); (ii) the most recent trust instruments and insurance contracts or other funding arrangements that hold Company Plan assets; (iii) the two most recent Forms 5500 filed with the IRS; (iv) the most recent summary plan description; (v) the most recent determination or opinion letter issued by the IRS; (vi) the most recent annual financial report; and (vii) the most recent actuarial report. Except as specifically provided in the foregoing documents provided or otherwise made available to the Buyer, there are no amendments to any Company Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Plan.

(h) Except as listed in Section 3.16(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains, contributes to or has any Liability with respect to the provision of post-employment or post-termination health or life insurance or any other welfare-type benefits to any Person other than as required under COBRA. The Company and each of its Subsidiaries have complied and are in compliance in all material respects with the requirements of COBRA.

(i) Except as set forth in Section 3.16(i) of the Disclosure Letter, neither the execution and delivery of this Agreement and the Timber SPA nor the consummation of the transactions contemplated by this Agreement and the Timber SPA (alone or in conjunction with any other event, including any termination of employment) will (i) result in or cause the acceleration of vesting, funding, delivery or payment of, or increase the amount or value of, any payment or benefits under any Company Plan or otherwise to any current or former employee, officer or director of the Company or any of its Subsidiaries, (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Plan or related trust or (iii) otherwise accelerate or increase any Liability under any Company Plan.

(j) The consummation of the transactions contemplated by this Agreement and the Timber SPA will not constitute a change in ownership or effective control of a corporation or a change in a substantial portion of a corporation’s assets, in each case within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder.

(k) All Company Plans subject to the Laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.17. Labor Matters.

(a) There are no pending or, to the Company’s Knowledge, threatened strikes, lockouts, work stoppages, slowdowns or other collective bargaining disputes involving the employees of the Company or any of its Subsidiaries, and there have been no strikes, lockouts, work stoppages, slowdowns or other collective bargaining disputes within the past three years.

(b) Neither the Company nor any of its Subsidiaries is a party to, nor is it bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There are no labor organizational campaigns, representation or certification proceedings or petitions seeking a representation proceeding with respect to any of the employees of the Company or any of its Subsidiaries.

(c) (i) There is no unfair labor practice, labor arbitration or grievance proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, except for any such proceeding that, individually or in the aggregate, would not have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries are, and have been within the last three years, in compliance in all material respects with all applicable Laws regarding employment, employment practices, labor relations, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation, and (iii) the Company and each of its Subsidiaries are in compliance in all respects with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”). Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to the Buyer.

(d) Neither the Company nor any of its Subsidiaries has any liability or obligations, including under or on account of a Company Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

Section 3.18. Legal Compliance. Neither the Company nor any of its Subsidiaries is in violation of any Law applicable to its business or operations that, individually or in the aggregate, would have a Company Material Adverse Effect. Except as set forth in Section 3.18 of the Disclosure Letter, since December 31, 2009, neither the Company nor any of its Subsidiaries has received any written communication (or, to the Company’s Knowledge, any oral communication) from a Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to its business or operations.

Section 3.19. Permits. The Company and each of its Subsidiaries possess or have been granted all material Permits necessary for the operation of their business as currently conducted (collectively, the “Material Permits”). The Company and each of its Subsidiaries are in compliance in all material respects with the Material Permits and all Material Permits are in full force and effect, except where the failure of any Material Permit to be in full force and effect, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.20. Brokers’ Fees. Except as set forth in Section 3.20 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company, any of its Subsidiaries or any of their respective Affiliates to pay any fees, commissions or expenses of or to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and the Timber SPA.

Section 3.21. Tangible Personal Property. Except as, individually or in the aggregate, would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries has valid title to, a valid license to use, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), the tangible personal property used by them in the business of the Company and its Subsidiaries or acquired after the date hereof for use in the business of the Company and its Subsidiaries, except for tangible personal property disposed of in the Ordinary Course of Business since the Balance Sheet Date. The tangible personal property of the Company and its Subsidiaries, taken as a whole, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

Section 3.22. Customers and Suppliers. Section 3.22 of the Disclosure Letter lists the (i) ten (10) largest customers of the Company and its Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years in terms of aggregate total sales in dollars, and (ii) ten (10) largest suppliers of the Company and its Subsidiaries (on a consolidated basis) for each of the two most recent fiscal years in terms of aggregate total purchases in dollars. Since the Balance Sheet Date, (A) no customer listed on Section 3.22 of the Disclosure Letter has delivered written notice that it will stop, or materially decrease the rate of, buying materials, products or services, (B) no supplier listed on Section 3.22 of the Disclosure Letter has delivered written notice that it will stop, or materially decrease the rate of, supplying materials, products or services and (C) there has not been any change in any material term (including credit terms) of the sales agreements, supply agreements or related contracts with any such customer or supplier.

Section 3.23. Powers of Attorney; Guarantees. Except as set forth in Section 3.23 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to act under any outstanding power of attorney or any obligation or liability, either accrued, accruing or contingent, as guarantor, surety, co-signor, endorser (other than for purposes of collection in the Ordinary Course of Business), co-maker or indemnitor in respect of the obligation of any Person.

Section 3.24. Transactions with Affiliates.

(a) Except as set forth in Section 3.24(a) of the Disclosure Letter, none of the Sellers or any employee, officer, director, shareholder or Affiliate of the Company or the Sellers, nor any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, arrangement or transaction with the Company or any of its Subsidiaries (other than any agreement, contract, commitment, arrangement or transaction solely among the Company and its Subsidiaries) that will continue in effect subsequent to the Closing or has any interest in any property, tangible or intangible, that will require the payment of money by the Company or any of its Subsidiaries after the Closing Date.

(b) Section 3.24(b) of the Disclosure Letter sets forth a correct and complete list of (i) all material contracts or agreements relating to the transfer of the LFPPI Business by Longview Fibre Company to LFPPI on or about December 31, 2005 and the reorganization transactions related thereto and (ii) all contracts or agreements relating to (A) the sale of all shares of LFPPI by Longview Fibre Company on May 31, 2007 and the reorganization transactions related thereto and (B) the sale of certain box plants by LFPPI to U.S.C. Acquisition Corp. pursuant to an Asset Purchase Agreement dated as of March 19, 2007. None of the contracts and agreements listed in Section 3.24(b) of the Disclosure Letter has been amended, modified or terminated, and each such contract or agreement remains in full force and effect in accordance with the terms thereof, subject to the Remedies Exception, except, in each case, to the extent it has expired in accordance with its terms.

(c) To the Company’s Knowledge, each of the agreements pursuant to which LFPPI assumed the LFPPI Assumed Liabilities constitutes the legal, valid and binding obligation of LFPPI, enforceable against it in accordance with its terms, subject to the Remedies Exception. Since December 30, 2005, (i) neither the Company nor any of its Subsidiaries has been required to make any payments in respect of the LFPPI Assumed Liabilities and (ii) to the Knowledge of the Company, no Governmental Authority or other Person has asserted that the Company or any of its Subsidiaries has any Liability in respect of any LFPPI Assumed Liabilities.

(d) Section 3.24(d) of the Disclosure Letter sets forth a correct and complete list of all agreements, contracts, commitments and arrangements between the Company or Holdings LLC, on the one hand, and Timber LLC or any of its Subsidiaries, on the other hand.

Section 3.25. Directors and Officers. Section 3.25 of the Disclosure Letter lists (i) all officers and directors of the Company and each of its Subsidiaries as of the date hereof and (ii) a correct and complete list of all powers of attorney (if any) granted by the Company and its Subsidiaries and those persons authorized to act thereunder.

Section 3.26. Bank Accounts. Section 3.26 of the Disclosure Letter sets forth a correct and complete list of each bank account and each trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any of its Subsidiaries has an account, safe deposit or lock box and the names of all persons authorized to draw on it or to have access to it.

Section 3.27. No Company Assets or Liabilities.

(a) Except as set forth in Section 3.27(a) of the Disclosure Letter, the Company (i) does not own, license, lease or sublease any assets other than the Company’s membership interests in Holdings LLC, (ii) is not a party to any contract or agreement other than this Agreement, (iii) has no direct liabilities or obligations other than its obligations under this Agreement and (iv) does not have and has not had any employees.

(b) Except as set forth in Section 3.27(b) of the Disclosure Letter, Holdings LLC (i) does not own, license, lease or sublease any assets other than the Timber LLC Common Units, (ii) is not a party to any contract or agreement, (iii) has no direct liabilities or obligations and (iv) does not have and has not had any employees.

Section 3.28. No Other Representations. Except for the representations and warranties contained in this Article III and in the certificate delivered pursuant to Section 7.3(a), neither the Company nor any Person acting on behalf of the Company makes any representation or warranty, express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE SELLERS

Each Seller jointly and severally represents and warrants to the Buyer as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Letter, as follows:

Section 4.1. Organization. Such Seller is duly organized, validly existing, and in good standing under the laws of the State of Delaware. Such Seller has all requisite limited liability company, limited partnership or corporate power and authority, as the case may be, to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Such Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or be in good standing, individually or in the aggregate, would not have a Seller Material Adverse Effect.

Section 4.2. Authorization. Such Seller has the requisite limited liability company, limited partnership or corporate power and authority, as the case may be, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller. Assuming that this Agreement is a valid and binding obligation of the Buyer and the Company, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3. Title to Shares. Such Seller holds of record and owns beneficially the Shares set forth next to such Seller’s name in Section 4.3 of the Disclosure Letter as owned by such Seller. Such Seller has good and valid title to all of the Shares owned by such Seller free and clear of any and all Liens, except as may be created by this Agreement, and assuming the Buyer has the requisite power and authority to be the lawful owner of such Shares, upon delivery to the Buyer at the Closing of stock certificates representing such Shares, endorsed in blank or accompanied by duly executed assignment documents, and upon such Seller’s receipt of its Pro Rata Share of the Preliminary Company Purchase Price, the Buyer will have good and valid title to the Shares, free and clear of any Liens, other than those arising from acts of the Buyer. Such Seller is not a party to or otherwise bound by any Rights or other contracts, agreements or commitments (other than this Agreement and the Timber SPA) that would require such Seller to sell, transfer or otherwise dispose of the Shares held by such Seller or prohibit or conflict with such Seller’s obligations under this Agreement. Except for this Agreement and the Timber SPA, such Seller is not a party to any stockholder agreement, voting trust, proxy or other agreement or understanding with respect to or concerning the purchase, sale or voting of the Shares held by such Seller or any equity or other voting interests in the Company’s Subsidiaries, except for any such agreements or instruments as will be terminated on or prior to the Closing.

Section 4.4. Noncontravention.

(a) Neither the execution, delivery and performance of this Agreement by such Seller, nor the consummation by such Seller of the transactions contemplated hereby, will (a) conflict with or violate any provisions of its charter documents, (b) result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit, under, any material contract or agreement to which such Seller is a party or otherwise bound, (c) result in the imposition or creation of any Lien upon, or with respect to, any assets owned or used by such Seller or (d) subject to compliance with the HSR

Act, conflict with or violate any Law applicable to such Seller or its properties or assets, except, in the case of clauses (b), (c) and (d), for such violations or breaches which, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(b) Neither the execution, delivery and performance of this Agreement by such Seller, nor the consummation by such Seller or by the Company and its Subsidiaries of the transactions contemplated hereby, will give rise to any right of first offer or notice or any other right in favor of Stichting Pensioenfonds ABP (“ABP”), or any other restriction on or obligation with respect to the sale or transfer by such Seller of the Shares or the purchase of the Shares by the Buyer, under any provision of the Amended and Restated Investor Rights Agreement, dated as of November 24, 2009, by and among the Company, Brookfield Infrastructure Corporation, ABP and Brookfield Global Timber Fund I L.P., as may have been amended or otherwise modified on or prior to the date hereof (the “Investor Agreement”). The Investor Agreement shall automatically terminate upon the consummation of the transactions contemplated hereby, and shall cease to have any force or effect from and after such time; provided, that if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, the Investor Agreement shall survive the consummation of the transactions contemplated hereby and shall remain in full force and effect.

Section 4.5. Litigation. There are no Actions pending or, to the Sellers’ Knowledge, threatened that (a) challenge the validity or enforceability of any Seller’s obligations under this Agreement, (b) seek to prevent or delay, or otherwise would materially adversely affect, the consummation by the Sellers of the transactions contemplated hereby or (c) individually or in the aggregate, would have a Seller Material Adverse Effect.

Section 4.6. Brokers’ Fees. Other than fees payable to CIBC World Markets, which fees are entirely the responsibility of and shall be paid by the Sellers, no Seller has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company, any of its Subsidiaries or any of their respective Affiliates to pay any fees, commissions or expenses of or to any broker or finder or Person performing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and the Timber SPA.

Section 4.7. Backstop of Longview GP Representations.

(a) The representations and warranties of Longview GP set forth in Sections 3.1, 3.2, 3.3 and 3.6 of the Timber SPA are true and correct.

(b) All representations and warranties of Longview GP contained in the Timber SPA, other than those referenced in Section 4.7(a), are true and correct.

Section 4.8. No Other Representations. Except for the representations and warranties contained in this Article IV and in the certificate delivered pursuant to Section 7.3(a), neither the Sellers nor any Person acting on behalf of the Sellers makes any representation or warranty, express or implied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 5.1. Organization. The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified, licensed or be in good standing, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

Section 5.2. Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer. Assuming that this Agreement is a valid and binding obligation of the Company and the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Remedies Exception.

Section 5.3. Noncontravention. Neither the execution, delivery and performance of this Agreement by the Buyer and of the Timber SPA by WNR, nor the consummation by the Buyer and WNR of the transactions contemplated hereby and by the Timber SPA, will (a) violate any provision of the charter documents of the Buyer, (b) result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit, under, any material contract or agreement to which the Buyer is a party or otherwise bound or (c) subject to compliance with the HSR Act, conflict with or violate any Law applicable to the Buyer or its properties or assets, except, in the case of clauses (b) and (c), for such violations or breaches which, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

Section 5.4. Government Authorizations. Except for (a) compliance with any applicable requirements of the Securities Act and (b) compliance with any other applicable state securities Laws, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to the Buyer, the Guarantor or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Timber SPA or the consummation by the Buyer and WNR of the transactions contemplated hereby and thereby.

Section 5.5. Sufficient Funds. The Buyer has sufficient funds available (through existing credit arrangements, commitment letters or otherwise) to fully fund all of the Buyer’s obligations under this Agreement, including payment of the aggregate Preliminary Company Purchase Price, the Adjustment Amount, if applicable, and all fees and expenses of the Buyer related to the transactions contemplated by this Agreement. The Buyer acknowledges that the availability of funding is not a condition precedent (under Section 7.3 or otherwise) to its obligations to close the transactions contemplated by this Agreement.

Section 5.6. Litigation. There are no Actions pending or, to the Buyer’s Knowledge, threatened against the Buyer or any of its Affiliates which, individually or in the aggregate, would have a Buyer Material Adverse Effect, and there are no outstanding injunctions, judgments, orders, decrees, rulings, or charges to which the Buyer or any of its Affiliates is a party or by which it is bound by or with any Governmental Authority which, individually or in the aggregate, would have a Buyer Material Adverse Effect. To the Buyer’s Knowledge, there are no Actions threatened against the Buyer or its Affiliates which may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement and the Timber SPA.

Section 5.7. Brokers’ Fees. Other than fees payable to Morgan Stanley & Co. Incorporated, which fees shall be paid by the Buyer (or by the Company following the Closing), neither the Buyer nor any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of any Seller or the Company prior to Closing to pay any fees, commissions or expenses to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement and the Timber SPA.

Section 5.8. REIT Qualification. For purposes of being designated as an “Existing Holder” under the Company Charter and the LFC Charter, none of the Buyer, the Guarantor or any direct or indirect wholly-owned Subsidiary of the Guarantor (i) is an individual for purposes of Section 542(a)(2) of the Code, as modified by Section 856(h) of the Code, or (ii) does, or immediately after consummation of the acquisition of the Shares contemplated by this Agreement will, beneficially own the Shares to the extent that such beneficial ownership would result in the Company or Longview Fibre Company being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT.

Section 5.9. Reliance. Except for the specific representations and warranties expressly made by the Company or any Seller in Article III, Article IV and in the certificate delivered pursuant to Section 7.3(a) of this Agreement and the representations and warranties of Longview GP contained in Article III of the Timber SPA, (a) the Buyer acknowledges and agrees that (i) neither the Company nor any Seller is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, or the Company’s business, assets, liabilities, operations, or condition (financial or otherwise), the nature or extent of any liabilities, the prospects of the Company’s business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to the Buyer or its representatives or otherwise made available to the Buyer and its representatives, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and (ii) no officer, agent, representative or employee of any Seller or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and the Timber SPA, (b) the Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and the Sellers have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person, and (c) the Buyer is acquiring the Company subject only to the specific representations and warranties set forth in Article III, Article IV and the certificate delivered pursuant to Section 7.3 of this Agreement and the representations and warranties of Longview GP contained in Article III of the Timber SPA.

Section 5.10. Investment. The Buyer is aware that the Shares being acquired by the Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. The Buyer qualifies as an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, and the Buyer is acquiring the Shares to be acquired by the Buyer hereunder solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Shares. Neither the Buyer nor or any of its Affiliates will sell or otherwise dispose of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws.

Section 5.11. Backstop of WNR Representations.

(a) The representations and warranties of WNR set forth in Sections 4.1, 4.2, and 4.7 of the Timber SPA are true and correct.

(b) All representations and warranties of WNR contained in the Timber SPA, other than those referenced in Section 5.11(a), are true and correct.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Conduct of the Company and its Subsidiaries.

(a) Each of the Company and each of the Sellers covenants and agrees that, except (x) as otherwise expressly permitted or required by this Agreement (including as described in Section 6.1 of the Disclosure Letter), or (y) as otherwise approved in writing by the Buyer, during the period commencing on the date hereof and ending at the Closing, the Company will, and each Seller will cause the Company and its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the Ordinary Course of Business in all material respects, in order to preserve for the Buyer to and after the Closing Date the business of the Company and its Subsidiaries. Until the Closing, each of the Company and the Sellers covenants and agrees that except as (1) otherwise expressly permitted or required by this Agreement (including as set forth in Section 6.1 of the Disclosure Letter), (2) required by Law or (3) otherwise approved in writing by the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), the Company will not, and the Sellers will cause the Company and its Subsidiaries not to, take any of the following actions:

(i) authorize for issuance, issue, sell, deliver, grant any options, warrants, calls, subscriptions or other rights for, or enter into any other agreement or commitment to issue, sell, deliver or grant, any shares of any class of capital stock of, or other equity interests in, the Company or its Subsidiaries or any Rights or any securities convertible or exchangeable or exercisable into shares of any class of capital stock of, or other equity interests in, the Company or its Subsidiaries;

(ii) incur, assume, guaranty or endorse any Indebtedness not disclosed in the Company Financial Statements (in each case, determined in accordance with GAAP, applied on a basis consistent with the basis on which the Company Financial Statements were prepared), or assume, guaranty, endorse or otherwise accommodate any obligations of any other Person, or make any loans or advances to any other Person, or otherwise commit to any similar financial transaction;

(iii) cancel any material Indebtedness or waive any material claims or rights of the Company or any of its Subsidiaries;

(iv) (A) subject any Owned Real Property or any other material properties or assets of the Company or its Subsidiaries to any Lien, other than Permitted Liens, or (B) discharge or satisfy any material Lien or pay any material Liability, other than current Liabilities paid in the Ordinary Course of Business;

(v) declare, set aside or make any payment or distribution of cash or other property with respect to the capital stock or other equity interests in the Company or any of its Subsidiaries (other than dividends or distributions by Longview Timberlands LLC or Longview Timber, Corp. to Timber LLC), or purchase, redeem or otherwise acquire any shares of capital stock or other equity interests in the Company or any of its Subsidiaries (including any Right to acquire such capital stock or other equity interests);

(vi) (A) sell, assign, transfer, lease, license, abandon or otherwise dispose of any Owned Real Property or (B) sell, assign, transfer, lease, license, abandon or otherwise dispose of any other tangible assets involving more than two million dollars ($2,000,000) individually or five million dollars ($5,000,000) in the aggregate (other than sales of inventory or obsolete or worn out assets in the Ordinary Course of Business);

(vii) enter into any contract, agreement, transaction or arrangement that provides for the sale, purchase or leasing of logs, timber, third-party timber cutting rights, minerals or mineral rights having a value in excess of two million dollars ($2,000,000) in the aggregate;

(viii) take or fail to take any action that would cause the timber harvest operations of the Company and its Subsidiaries to deviate in any material respect from the harvest plan set forth in Section 6.1(a)(viii) of the Disclosure Letter;

(ix) take or fail to take any action that would result in any material loss, failure to maintain or abandonment of any Company Intellectual Property, or license, assign, sell, transfer, abandon or otherwise dispose of any Company Intellectual Property;

(x) make or incur any capital expenditure, or make commitments for capital expenditures, in excess of two million dollars ($2,000,000) individually or five million dollars ($5,000,000) in the aggregate;

(xi) directly or indirectly acquire, or enter into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire a substantial portion of the assets of, or in any other manner, any business of any other Person, make any investment in any other Person, form any Subsidiary or enter into any new line of business;

(xii) make any change in its cash management practices or in any method of accounting or accounting policies, change its fiscal year, make any write-down in the value of its inventory that is material or outside the Ordinary Course of Business, or make any write-off of any accounts receivables that is material or outside the Ordinary Course of Business;

(xiii) amend the Company Charter or the bylaws of the Company or the charter documents of any of its Subsidiaries;

(xiv) except in the Ordinary Course of Business, implement any employee layoffs;

(xv) enter into any material settlement, conciliation, co-existence or similar contract or agreement or any other contract or agreement, in each case, that contains a covenant not to compete applicable to the Company or any of its Subsidiaries or that restricts the rights of the Company or any of its Subsidiaries to freely engage in any line of business anywhere in the world, or that restricts the use by the Company or any of its Subsidiaries of any Company Intellectual Property;

(xvi) except as required pursuant to the terms of any Company Plan or other written agreement in effect as of the date hereof and listed in the Disclosure Letter or as necessary to comply with Section 409A of the Code, (1) grant any current or former employee, director or consultant of the Company or any of its Subsidiaries (a “Participant”) any increase in compensation, bonus or fringe or other benefits, (2) grant any Participant any increase in change in control, retention, severance or termination pay, (3) establish, adopt, enter into, terminate, modify or amend any Company Plan, (4) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (5) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or awards made thereunder;

(xvii) enter into any employment, consulting, change in control, retention, severance or termination agreement with any Participant, hire any employee with an expected annual compensation in excess of seventy-five thousand dollars ($75,000) or terminate any employee other than for cause (as determined by the Company in its reasonable discretion and in accordance with Law);

(xviii) withdraw any funds from, or change its rate of contribution to, any Company Plan;

(xix) modify or amend in any material respect or terminate any Material Contract or any Real Property Lease, or waive, release or assign any material rights or claims thereunder;

(xx) (A) settle, compromise, discharge or agree to settle any Action, other than any settlement that (1) does not involve the payment of monetary damages in excess of five hundred thousand dollars ($500,000), (2) does not involve any material injunctive relief or impose any material restrictions on the business or operations of the Company and its Subsidiaries, (3) does not provide for any admission of culpability by the Company or any of its Subsidiaries, and (4) provides for or otherwise results in a customary release of the Company and its Subsidiaries from all claims or (B) commence any Action that relates to or involves an amount in excess of five hundred thousand dollars ($500,000) or seeks any material injunctive relief;

(xxi) make, change or revoke any Tax election or adopt or change any method of Tax accounting, enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any Liability with respect to Taxes, file any amended Tax Return, file any Tax Return inconsistent with prior years and historic practices of the Company (other than as required by Law), or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xxii) pay, loan or advance any amount to, or sell, transfer or lease any assets to, or enter into any agreement, contract, transaction or arrangement with, the Sellers or any of their Affiliates, other than transactions solely among Timber LLC and its Subsidiaries; or

(xxiii) authorize, or commit or agree, whether in writing or otherwise, to do any of the foregoing.

(b) Until the Closing, each of the Company and the Sellers covenants and agrees that the Company will, and the Sellers will cause the Company and its Subsidiaries to:

(i) maintain all insurance policies set forth in Section 3.14(a) of the Disclosure Letter in full force and effect in accordance with their terms, or obtain and maintain in full force and effect suitable replacements therefor with coverages and containing terms and conditions (including with respect to deductible amount) that are no less favorable to the Company and its Subsidiaries as the policies set forth in Section 3.14(a) of the Disclosure Letter; and

(ii) (A) maintain the assets (excluding standing timber and down timber, trees and mineral interests) of the Company and its Subsidiaries in the Ordinary Course of Business in good operating condition and repair (subject to normal wear and tear) and (B) maintain standing timber and down timber, trees and mineral interest assets of the Company and its Subsidiaries in the Ordinary Course of Business and consistent with customary industry practices.

Section 6.2. Exclusivity. The Company and the Sellers hereby agree that during the Exclusivity Period, neither the Sellers, the Company nor any of their respective Affiliates shall (whether directly or indirectly through any officer, director, employee, agent, advisor, partner, representative, Affiliate or other intermediary) (i) enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to any business combination with, recapitalization of, or acquisition of all or a significant portion of the assets of, or any material equity interest in, the Company or any portion thereof or relating to any other similar transaction (each a “Competing Transaction”), (ii) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of their officers, directors, employees and agents) relating to any Competing Transaction, or (iii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to effect a Competing Transaction. The “Exclusivity Period” shall be the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions hereof.

Section 6.3. Access to Information; Confidentiality.

(a) During the period prior to the Closing, subject to restrictions under applicable Laws and such restrictions as the Sellers reasonably believe to be required to preserve attorney-client privilege or attorney work product privilege, the Company shall permit the Buyer and its lenders and its and their accountants, counsel and other representatives to have reasonable access to the properties, books and records of the Company and its Subsidiaries during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company and its Subsidiaries; provided that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company or its Subsidiaries and shall be at the Buyer’s sole cost and expense, and a representative of the Company shall have the right to be present when the Buyer or its agents or representatives conduct its or their investigations on such property; provided, further, that the Buyer shall not conduct any environmental sampling with respect to the Owned Real Property or the Leased Real Property without prior consultation with and written approval of the Company (which approval shall not be unreasonably withheld, delayed or conditioned). All requests for access to the offices, properties, books and records of the Company and its Subsidiaries shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that during the period prior to the Closing neither the Buyer nor any of its agents or representatives shall contact any of the employees of the Company or its Subsidiaries other than the representatives designated pursuant to the preceding sentence or officers and employees that the Buyer has had contact with in the course of its due diligence review of the Company and its Subsidiaries, or any of the customers or suppliers of the Company listed in Section 3.22 of the Disclosure Letter or other Persons the Buyer knows to be customers or suppliers of the Company in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication specifically directed to such Persons, without the specific prior authorization of such representatives of the Company, such authorizations not to be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, nothing contained in the preceding sentence shall restrict the Buyer or any of its Subsidiaries, Affiliates, agents or representatives from contacting their respective current, former or prospective customers or suppliers or any other Persons regarding matters that do not relate to the Company or the transactions contemplated hereby.

(b) During the period prior to the Closing, the Buyer will, and will cause its Affiliates, agents and representatives to, hold in confidence all nonpublic information obtained from the Sellers, the Company, its Subsidiaries or their respective officers, agents, representatives or employees, whether or not relating to the business, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with the terms thereof; provided, however, that nothing in this Section 6.3(b) or in the Confidentiality Agreement shall prohibit the disclosure or use of such information as contemplated in Section 6.5 in connection with the Buyer’s and WNR’s arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement and the Timber SPA.

(c) Following the Closing, the Sellers shall, and shall cause their Affiliates, agents and representatives, and their respective officers and directors to, keep all confidential or proprietary information relating to the Company and its Subsidiaries (collectively, “Company Confidential Information”) confidential, and the Sellers shall not, and shall cause their Affiliates, agents and representatives, and their respective officers and directors not to, use any of such Company Confidential Information to the detriment of the Company or its Subsidiaries, except to the extent that (i) a Seller or any of the Persons referenced above receives a request to disclose such information to a Governmental Authority having jurisdiction over such Seller or other Person referenced above, (ii) any applicable Law requires otherwise, (iii) such disclosure is necessary for the enforcement of a Seller’s rights or the defense of a Seller in any legal, administrative, regulatory or other proceeding, or (iv) such duty as to confidentiality is waived in writing by the Buyer; provided, with respect to subclauses (i) and (ii), that if the disclosing Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Company Confidential Information, then such Person will notify the Buyer and the Company promptly of the request or requirement so that the Buyer or the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3(c), and if a protective order or other remedy is not available, unless the Buyer waives compliance with the provisions of this Section 6.3(c), then such Person may disclose to the Governmental Authority requiring disclosure only that portion of the Company Confidential Information which such Person is advised by its counsel is legally required to be disclosed, and shall exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such portion.

Section 6.4. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Timber SPA as soon as practicable, including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied. Without limiting the generality of the foregoing, the Parties shall (and shall cause their respective directors, officers and any Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, and in the case of the Sellers, they shall cause the Company and its Affiliates, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide reasonable assistance to each other in (a) attempting to obtain all necessary Consents, including the Required Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority or other Person, (b) attempting to lift any permanent or preliminary injunction or restraining order or other similar order issued or entered by any Governmental Authority (an “Injunction”) of any type referred to in Section 7.1(a) in general, with respect to the consummation of the transactions contemplated by this Agreement and the Timber SPA. Notwithstanding the foregoing, in no event shall any Party be obligated to (i) pay any money to any Person or to offer or grant any other financial accommodations to any Person in connection with its obligations under this Section 6.4, except as otherwise contemplated by this Agreement, or (ii) take any action set forth in Section 6.6(c).

Section 6.5. Cooperation with Financing. Prior to the Closing, the Sellers shall use their commercially reasonable efforts to, and shall use their commercially reasonable efforts to cause the Company and its Subsidiaries and their respective officers, employees, agents, attorneys, accountants and other representatives to use their commercially reasonable efforts to, cooperate with the Buyer, in each case, at the sole expense of the Buyer, in connection with the Buyer’s and WNR’s arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement and the Timber SPA, including (a) any refinancing or replacement of any existing facility, or the arrangement of any new facility, for Indebtedness of the Company or its Subsidiaries (including one or more bridge loans, term loans or note offerings), (b) the Company or its Subsidiaries entering into customary agreements, including underwriting agreements, purchase agreements and commitment letters, in connection with any financing, (c) participating in meetings, due diligence sessions, lender presentations, road shows and similar presentations, if any, to and with, among others, prospective lenders, investors and rating agencies, (d) assisting in the Buyer’s preparation of offering memoranda, rating agency presentations, bank information memoranda, private placement memoranda, prospectuses and similar documents, and all materials, including financial statements, projections and pro forma presentations, reasonably necessary or desirable in connection therewith, (e) using commercially reasonable efforts to provide and execute necessary documents and certificates (including certificates of the chief financial officer of the Company or any of its Subsidiaries) and obtain comfort letters of accountants (including customary “negative assurance” comfort), legal opinions and one or more opinions from KPMG LLC (or other accountants or tax counsel reasonably satisfactory to the Buyer) in substantially the form of the REIT Opinion, (f) otherwise making available documents and financial and other pertinent information relating to the Company and its Subsidiaries (including information under “know your customer” and anti-money laundering rules and regulations), and undertaking such other actions in connection with the arrangement of any such financing, in the case of each of (a) through (e), as may be reasonably requested by the Buyer; provided that the foregoing clauses (a) through (f) do not (i) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (ii) cause any representation or warranty in this Agreement or the Timber SPA to be breached, (iii) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, the Timber SPA or any Material Contract to which the Company or its Subsidiaries is a party or (iv) involve any binding commitment by the Company or its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company upon the termination of this Agreement. Notwithstanding the foregoing, in no event shall the Company or any Seller be obligated to pay any money to any Person or to offer or grant any other financial or other accommodations to any Person in connection with its obligations under this Section 6.5, and nothing in this Section 6.5 shall obligate any Party to take any action set forth in Section 6.6(c).

Section 6.6. HSR Act Compliance; Government Approvals.

(a) The Buyer, the Company and the Sellers shall timely and promptly cause to be made all filings which may be required by the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other applicable Governmental Authority (collectively, the “Antitrust Authority”) for the satisfaction of the closing conditions set forth in Article VII by each of them and their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement and the Timber SPA. If the Parties determine that it is required by applicable Law, each of the Parties agrees to use its reasonable best efforts to file Notification and Report Forms and related material with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act promptly after the execution of this Agreement pursuant to specific timing and procedures to be agreed upon by the Parties. The Parties shall file any similar applications required by any other applicable Governmental Authority whose approval is required in connection with the consummation of the transactions contemplated by this Agreement and the Timber SPA as promptly as practicable following the execution of this Agreement. The Parties agree to, and shall cause each of their respective Affiliates to, cooperate and promptly respond to any requests of any Antitrust Authority for information, and to use their respective reasonable best efforts to obtain any Consent of any Antitrust Authority required for the Closing (including through compliance with the HSR Act, to the extent applicable). Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Antitrust Authority.

(b) Each of the Parties shall notify and keep each other Party advised as to (i) any material communication from any Antitrust Authority regarding the transactions contemplated by this Agreement and the Timber SPA and (ii) any Action pending and known to such Party, or, to its Knowledge, threatened, which challenges the transactions contemplated by this Agreement and the Timber SPA. Subject to the provisions of Article IX, none of the Company, the Sellers or the Buyer shall take any action inconsistent with its obligations under this Agreement or, without prejudice to their respective rights under this Agreement, which would materially hinder or delay the consummation of the transactions contemplated by this Agreement and the Timber SPA. Without in any way limiting the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings before any Antitrust Authority. In addition, except as may be prohibited by any Antitrust Authority or by any applicable Law, in connection with any legal proceeding under or relating to proceedings before any Antitrust Authority, each of the Parties will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Antitrust Authority in connection with any such legal proceeding. The Parties shall use reasonable commercial efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.6 so as to preserve any applicable privilege.

(c) Notwithstanding anything herein to the contrary, if any formal written objections are asserted by any Antitrust Authority with respect to the substance of the transactions contemplated by this Agreement and the Timber SPA, or if any Action is instituted (or threatened in writing to be instituted) by any Antitrust Authority or any other Person challenging any of the transactions contemplated by this Agreement and the Timber SPA, no Party shall be obligated to litigate or contest any such Action, and no Party shall be obligated to assent to, proffer to or agree to any settlements, undertakings, consent decrees, stipulations, or any other agreements that require such Party to: (i) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, assets, categories of assets, businesses or portions of businesses of the Company, the Buyer or their respective Subsidiaries; (ii) terminate existing relationships, contractual rights or obligations of the Company, the Buyer or their respective Subsidiaries; (iii) terminate any joint venture or other arrangement; (iv) create any relationship, contractual rights or obligations of the Company, the Buyer or their respective Subsidiaries; or (v) effectuate any other change or restructuring of the Company, the Buyer or their respective Subsidiaries.

(d) If applicable, all filing fees under the HSR Act and any fees associated with any other applications filed with any other Antitrust Authority for whom approval is required in order to consummate the transactions contemplated by this Agreement and the Timber SPA shall be borne 50% by the Buyer and 50% by the Sellers.

Section 6.7. Public Announcements. Except to the extent otherwise required by Law or applicable stock exchange rules (and then, if legally permitted, only after consultation among the Parties), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated by this Agreement and the Timber SPA or the contents of this Agreement or the Timber SPA without the prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that each Party may make internal announcements to its employees that are consistent with the Parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other Parties.

Section 6.8. Notification of Certain Matters.

(a) Between the date hereof and the Closing Date, each Party will give prompt written notice to the other Parties after it becomes aware of: (i) any information that indicates that any of the representations or warranties of any Party contained herein or in the Timber SPA are not true and correct, (ii) the occurrence or non-occurrence of any event with respect to any Party which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement or the Timber SPA to be complied with or satisfied, (iii) any failure of any Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, (iv) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and the Timber SPA or that such transactions otherwise may violate the rights of or confer remedies upon such third party, or (v) any filing or threatened filing of any Action related to this Agreement or the Timber SPA or the transactions contemplated hereby or thereby.

(b) Subject to Section 6.8(c), prior to the Closing Date, the Sellers and the Company shall have the right (but not the obligation) from time to time to supplement the Disclosure Letter (each such supplement, a “Supplemental Disclosure Letter”) for the purpose of updating disclosures made therein to reflect any facts or matters identified or occurring after the date hereof (“Disclosed Additional Matters”). The Sellers and the Company shall deliver to the Buyer any Supplemental Disclosure Letters, prepared in accordance with this Section 6.8(b), setting forth separately the Disclosed Additional Matters, promptly after senior management of the Company or the Sellers becomes aware of the Disclosed Additional Matters and in any event no later than five (5) Business Days prior to the Closing Date. Notwithstanding the foregoing, except in the circumstances described in Section 6.8(c), no Disclosed Additional Matter shall qualify any covenants, representations or warranties of the Company or the Sellers for the purpose of determining the satisfaction of the conditions to Closing under Section 7.3 or whether the Buyer Group is entitled to indemnification for breach of a covenant, representation or warranty of the Company or the Sellers pursuant to Section 8.1(a)(i) or 8.1(a)(ii).

(c) The Sellers and the Company shall promptly notify the Buyer in writing, and in any event no later than five (5) Business Days prior to the Closing Date, if the Disclosed Additional Matters contained in the Supplemental Disclosure Letters, individually or in the aggregate, have caused any of the conditions to the Buyer’s obligation to close set forth in Section 7.3(a) to fail to be satisfied and whether such failure can be cured. If the Sellers and the Company give any such notice and such notice states that the failure cannot be cured, the Buyer shall have the right, exercisable within ten (10) Business Days of such notice from Buyer, to terminate this Agreement pursuant to Section 9.1(d) by delivering written notice thereof to the Company. In the event that the Buyer waives such termination right and the Closing occurs, the Disclosed Additional Matters contained in the Supplemental Disclosure Letters shall be treated as if they had been included in the Disclosure Letter as of the Closing Date for the purpose of determining whether the Buyer Group is entitled to indemnification for breach of a representation and warranty of the Company or the Sellers pursuant to Section 8.1(a)(ii).

Section 6.9. Post-Closing Access; Preservation of Records.

(a) On the Closing Date, the Sellers shall deliver or cause to be delivered to the Buyer all contracts, books, records, Tax Returns, documents and files of the Company and its Subsidiaries in the possession of the Sellers or their Affiliates, including records and files stored on computer disks or tapes or any other storage medium relating to the business and operations of the Company and its Subsidiaries. From and after the Closing, the Buyer will make or cause to be made available to the Sellers all books, records, Tax Returns and documents of the Company and its Subsidiaries relating to the period prior to the Closing (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to Governmental Authorities or (iii) such other purposes for which access to such documents is reasonably believed by the Sellers to be necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit; provided, however, that access to such books, records, Tax Returns, documents and employees shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Company or its Subsidiaries and shall be at the Sellers’ sole cost and expense. The Buyer will cause the Company and its Subsidiaries to maintain and preserve all such Tax Returns, books, records and other documents for a period equal to the lesser of (A) the Buyer’s standard retention period, but not less than three (3) years after the Closing Date, and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Sellers at the end of any such period by providing the Sellers with not less than twenty (20) days’ written notice of the Buyer’s intention to destroy or dispose of such records with the Sellers to exercise its rights to obtain such records within such twenty-(20)-day period.

(b) From and after the Closing, the Sellers will make or cause to be made available to the Buyer all books, records and documents of the Sellers relating to the business of the Company and its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.9(a); provided, however, that access to such books, records, documents and employees shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the business of the Sellers and shall be at the Buyer’s sole cost and expense. The Sellers will maintain and preserve all such Tax Returns, books, records and other documents for a period equal to the lesser of (A) the Sellers’ standard retention period, but not less than three (3) years after the Closing Date, and (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to the Buyer at the end of any such period by providing the Buyer with not less than twenty (20) days’ written notice of the Sellers’ intention to destroy or dispose of such records, with the Buyer to exercise its rights to obtain such records within that twenty (20)-day period.

Section 6.10. Further Assurances. The Company, the Sellers and the Buyer each agree that from time to time after the Closing Date, they will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the Timber SPA, including, in the case of the Sellers, executing and delivering to the Buyer such assignments, deeds, bills of sale, consents and other instruments as the Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

Section 6.11. Resignations; Appointments; Director and Officer Indemnification.

(a) On or prior to the Closing Date, the Sellers shall cause to be delivered to the Buyer duly signed resignations, effective immediately after the Closing, of all directors of the Company and each of its Subsidiaries, shall take such other action as is necessary to accomplish the foregoing and shall, at the request of the Buyer, take all action necessary to appoint such Persons as shall be named by the Buyer not later than five (5) Business Days prior to the Closing as directors of the Company and its Subsidiaries effective simultaneously with the Closing.

(b) For six (6) years from and after the Closing, the Buyer shall cause the Company and its Subsidiaries to maintain indemnification provisions in its organizational documents that are no less favorable to the officers and directors of the Company or its Subsidiaries who held any such position prior to the Closing (collectively, “Indemnified Officers/Directors”) than those in effect with respect to the Company or the applicable Subsidiary of the Company immediately prior to the execution of this Agreement. The Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers/Directors with coverages and terms and conditions (including with respect to deductible amount and payment of attorneys’ fees) that are no less favorable than those in policies applicable to directors and officers of the Guarantor and its Subsidiaries. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer/Director shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.11.

(c) If subsequent to the Closing, the Buyer, the Company, any Subsidiary or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Buyer, the Company or the Subsidiaries, as the case may be, honor the obligations set forth in this Section 6.11.

(d) The obligations of the Buyer, the Company and the Subsidiaries under this Section 6.11 shall not be terminated or modified in such a manner so as to adversely affect any Person to whom this Section 6.11 applies without the prior written consent of such affected Person.

Section 6.12. Release and Waiver by Each Seller. Effective as of the Closing Date, each Seller, on behalf of itself and its officers, directors, employees, members, stockholders, partners, agents, successors, assigns and Affiliates, hereby releases and discharges the Company and its Subsidiaries and their former or present officers, directors, employees, stockholders, agents, successors and assigns from, and hereby waives, any and all claims, rights and causes of action of any kind or nature whatsoever that such Seller may have had or may now have against the Company and its Subsidiaries, whether known or unknown and whether arising under contract, tort, statute or otherwise, other than any such claims, rights and causes of action arising out of this Agreement or the Timber SPA (it being understood and agreed that the foregoing shall not in any way limit or otherwise restrict any claims, rights and causes of actions that such Seller may have against the Buyer or the Company following the Closing arising out of, relating to or in connection with this Agreement or the Timber SPA or the transactions contemplated hereby and thereby).

Section 6.13. The Buyer’s Obligations with Respect to Employee Benefits.

(a) After the Closing Date, subject to the other provisions of this Section 6.13, the Buyer agrees that for a period of at least one (1) year after the Closing Date or, if shorter, until an employee is no longer employed by the Company or any of its Subsidiaries, it will (and the Buyer will cause the Company to) (i) provide individuals who are employees of the Company and its Subsidiaries immediately prior to the Closing (“Continuing Employees”) participating in medical or other welfare benefits prior to the Closing Date with medical and other welfare benefits substantially similar in the aggregate to those provided to similarly situated employees of the Company and its Subsidiaries immediately prior to the Closing Date (the Company Plans providing such medical and other welfare benefits are listed in Section 3.16(a) of the Disclosure Letter); (ii) provide Continuing Employees with a wage and salary program no less favorable in the aggregate than that in place immediately prior to the Closing Date; and (iii) provide Continuing Employees participating in other Company-sponsored or Subsidiary-sponsored benefits prior to the Closing Date with benefits substantially similar in the aggregate to the corresponding benefits provided to similarly situated employees immediately prior to the Closing Date (the Company Plans providing such other benefits are listed in Section 3.16(a) of the Disclosure Letter). In addition, the Buyer agrees to cause the Company and its Subsidiaries to give Continuing Employees service credit for all periods of employment with the Company or one of its Subsidiaries, as the case may be, prior to the Closing Date for purposes of vesting and eligibility under any plan adopted or maintained by the Company or its Subsidiaries after the Closing Date in which such employees participate, but only to the extent required by Law; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. With respect to the plan year in which the Closing occurs, the Buyer agrees to cause the Company to waive any limitations with respect to Continuing Employees regarding preexisting conditions and to give full credit for any co-payments made and deductibles fully or partially satisfied prior to the Closing Date under any welfare or other employee benefit plans maintained by the Company or any of its Subsidiaries after the Closing Date for the benefit of eligible Company employees, but only to the extent that such limitations were waived and credit was given under the terms of the analogous Company Plan prior to the Closing Date.

(b) From and after the Closing Date, the Company shall be responsible for the administration of and shall assume any and all obligations arising under the continuation coverage requirements of Section 4980B of COBRA for those plan participants in, and beneficiaries under, a Company Plan subject to COBRA.

(c) During the period commencing on the date hereof and ending at the Closing, the Buyer and the Sellers shall consult with each other before issuing any communications or making any public statements to employees of the Company and its Subsidiaries regarding the effect of this Agreement and the transactions contemplated hereby on their continued employment, and the Buyer and the Sellers shall cooperate in good faith to determine whether any notice may be required under the WARN Act, any successor United States federal Law, or any other applicable plant closing notification law with respect to a layoff or plant closing relating to the business of the Company or any of its Subsidiaries to employees of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement. The Buyer shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Continuing Employees under such worker notification laws arising as a result of actions taken by the Buyer on or after the Closing Date. The Sellers shall retain or assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the employees of the Company and its Subsidiaries under such worker notification laws arising as a result of actions taken by the Sellers or their respective Affiliates on or prior to the Closing Date. The Sellers (or their applicable Affiliates) shall promptly provide the Buyer with such information as is reasonably requested by the Buyer in order to determine whether any actions taken by the Sellers or their respective Affiliates prior to the Closing Date will, if aggregated with actions that may be taken by the Buyer or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice to the Continuing Employees.

(d) To the extent permitted under applicable Law, the Company will permit employees of the Company and its Subsidiaries to carry over and take accrued or earned, but unused, vacation days or time off with pay in accordance with the applicable policies as in effect as of the date of this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 6.13, to the extent necessary to comply with any Laws in foreign jurisdictions which safeguard the rights of employees in transfers of undertakings, businesses or parts of businesses, the Company and its Subsidiaries shall comply with their respective obligations under such Laws.

(f) Nothing contained in this Section 6.13, express or implied: (A) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (B) shall alter or limit the ability of the Company, the Buyer or any of their Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, on a basis that is not inconsistent with the provisions set forth in this Section 6.13; (C) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (D) is intended to confer upon any Person any other rights as a third-party beneficiary of this Agreement.

Section 6.14. Senior Credit Agreement. Between the date hereof and the Closing Date, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain a written waiver, in a form reasonably satisfactory to the Buyer (the “Waiver”), from Metropolitan Life Insurance Company and, to the extent necessary or appropriate, the other lenders under the Senior Credit Agreement, waiving any terms or provisions of the Senior Credit Agreement to the extent that the consummation of the transactions contemplated by this Agreement and the Timber SPA would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such terms or provisions, including the transfer restrictions contained in Section 3.9 of the Senior Credit Agreement. Notwithstanding the foregoing, in no event shall any Party be obligated to pay any money to any Person or to offer or grant any other financial accommodations to any Person in connection with its obligations under this Section 6.14, except as otherwise contemplated by this Agreement. If prior to the Closing the Buyer or its Affiliates enter into discussions with Metropolitan Life Insurance Company or any other lender under the Senior Credit Agreement relating to any amendment or modification of the Senior Credit Agreement, the Buyer shall provide notice thereof to the Sellers and shall keep the Sellers and the Company reasonably informed of the status of such discussions until the Closing Date.

Section 6.15. Related Person Agreements.

(a) The Sellers and the Company shall cause the repayment in full in cash at or prior to the close of business on the day immediately preceding the Closing Date of all related party accounts payable and related party accounts receivable of the Company and its Subsidiaries (or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, all related party accounts payable and related party accounts receivable of Timber LLC and its Subsidiaries), including any amounts payable or receivable pursuant to the contracts set forth in Sections 3.13(a)(xiii) and 3.13(a)(xiv) of the Disclosure Letter, except for (i) any amounts receivable under the contracts listed in Section 6.15(a) of the Disclosure Letter and (ii) if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, the Related Party Payable.

(b) Prior to the Closing, the Sellers shall cause the Company and its Subsidiaries to take all action necessary to terminate (i) that certain Amended and Restated Management Agreement, dated as of April 2, 2008, between Longview GP LLC and Brookfield Timberlands Management LP, and to terminate all rights and obligations thereunder, (ii) that certain Amended and Restated Management Agreement, dated as of October 9, 2008, between Timber LLC and Longview GP LLC, and to terminate all rights and obligations thereunder, in each case effective on or prior to the Closing, and (iii) that certain Second Amended and Restated Management Agreement, dated as of October 9, 2008, between Longview Timberlands LLC and Timber LLC, and to terminate all rights and obligations thereunder, in each case effective on or prior to the Closing.

(c) If the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, at or promptly following the Closing, the Buyer shall pay, or cause to be paid, to the Company in cash the amount of the Related Party Payable included in Closing Company Indebtedness, which shall satisfy the Related Party Payable in full.

Section 6.16. Transition. Except as contemplated in Section 6.15, before and after the Closing, no Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company and any of its Subsidiaries from maintaining the same business relationships with the Company or any of its Subsidiaries after the Closing as it maintained with the Company or any of its Subsidiaries prior to the Closing.

Section 6.17. Transfer Taxes. With respect to this Agreement, the Timber SPA, the transactions contemplated by this Agreement and the Timber SPA or the documents giving effect to such transactions, (i) the applicable real estate excise and real estate transfer taxes, including the Washington Real Estate Excise Tax, shall be reported and paid by the Sellers at the Closing, and (ii) all other applicable Transfer Taxes shall be reported and paid by the Buyer; provided, however, that the amount of such Transfer Taxes in excess of the amount paid by the Sellers pursuant to clause (i) above, if any, shall be borne 50% by the Buyer and 50% by the Sellers. Any other Tax Returns for Transfer Taxes shall be executed and filed by the Party responsible for filing such Tax Returns under applicable law, any Transfer Taxes shown as due on such Tax Returns shall be paid by such filing Party, and such filing Party shall be reimbursed by each other Party for any portion of such Transfer Taxes that each such other Party is required to bear pursuant to the first sentence of this Section 6.17.

Section 6.18. Tax Matters.

(a) The Buyer will prepare and timely file, or cause the Company to prepare and timely file, in a manner consistent with prior years, all Tax Returns required to be filed with respect to the Company and its Subsidiaries for all taxable periods beginning on or prior to the Closing Date (including any Pre-Closing Tax Period and any Straddle Period) that are required to be filed after the Closing Date. The Buyer shall permit the Sellers to review and comment on each such Tax Return, and each such Tax Return for a taxable period ending on or prior to the Closing Date, in whole or in part, shall be prepared in a manner consistent with prior years and in accordance with the historic practices of the Company and its Subsidiaries. To facilitate the Sellers’ review, the Buyer will deliver drafts of all such Tax Returns, together with pro forma return calculations for all Straddle Period Tax Returns showing the amount of Tax payable with respect to the Pre-Closing Tax Period portion of such Straddle Period, to the Sellers no later than the time periods specified in this Section 6.18. In the case of income Tax Returns, the Buyer will deliver drafts of all such income Tax Returns twenty (20) Business Days prior to the date on which such income Tax Returns are required to be filed. If, within ten (10) Business Days following their receipt of the draft income Tax Returns, the Sellers do not dispute any provision of the draft income Tax Returns, then the draft income Tax Returns shall be final. In the event that the Sellers dispute any provision of the draft income Tax Returns relating to Pre-Closing Tax Periods, or any provision of a Straddle Period Tax Return relating to a period ending on the Closing Date, then the Buyer shall make such revisions to such income Tax Returns as are requested by the Sellers to the extent such requested revisions are consistent with the historic practices of the Company and its Subsidiaries and not inconsistent with applicable Law. In the case of Tax Returns that are not income Tax Returns (including Business and Occupations Tax Returns for the State of Washington), the Buyer will deliver drafts of such returns two (2) Business Days prior to the date on which such Tax Returns are required to be filed. In the event that the Sellers dispute any provision of a Straddle Period Tax Return relating to a period ending after the Closing Date, and the Sellers and the Buyer cannot agree on the treatment of such item, then such dispute shall be resolved in accordance with the provisions for disputing the Adjustment Statement set forth in Section 2.6(f) and Section 2.6(g); provided, however, that the relevant time periods shall be adjusted to allow for completion and filing of the Tax Returns on a timely basis. If any such dispute cannot be resolved prior to the due date of the applicable Tax Return, then the Buyer may file or cause to be filed the Tax Return in the manner that it determines to be appropriate, but the dispute between the Parties nonetheless shall be resolved in accordance with Section 2.6(f) and Section 2.6(g), and that resolution shall govern the rights of the Parties hereunder.

(b) In the case of any audit, examination or other proceeding with respect to Taxes for which the Sellers are or may be liable pursuant to this Agreement, the Buyer shall promptly inform the Sellers. The Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable the Sellers to take all actions desired by the Sellers with respect to such proceedings to the extent such proceedings may affect the amount of Taxes for which the Sellers may be liable pursuant to this Agreement. The Sellers shall have the right, at the Sellers’ expense, to control any such proceedings and to initiate any claim for refund, file any amended Tax Return or take any other action that the Sellers deem appropriate with respect to such Taxes; provided, however, that the Sellers shall not initiate any claim for refund, file any amended Tax Return or take any other action, including entering into any settlements, without the prior written consent of the Buyer, such consent not to be unreasonably withheld. Any proceeding with respect to Taxes for a Straddle Period shall be controlled by the Buyer, except that, to the extent issues raised in such a proceeding relate to Taxes with respect to a Pre-Closing Tax Period, the proceeding shall be controlled by the Sellers pursuant to this Section 6.18(b) (subject to the limitations contained in this Section 6.18(b), including the proviso in the immediately preceding sentence).

(c) Without the prior written consent of the Sellers, neither the Buyer nor the Company shall amend or allow to be amended any Tax Return filed with respect to the Company or any of its Subsidiaries for any taxable period beginning prior to the Closing Date.

(d) Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. The Buyer and the Sellers agree to use their reasonable efforts to obtain any certificate or other document from any taxing authority, or customer of the Company or any other Person, as may be necessary to mitigate, reduce or eliminate a Tax that would otherwise be imposed with respect to the Company or any of its Subsidiaries.

(e) Without the prior written consent of the Sellers, none of the Company, its Subsidiaries or the Buyer shall make, revoke or change any election, change an annual accounting period, adopt, revoke or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, or take any similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, revocation, adoption, change, amendment, agreement, settlement, compromise, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or any of its Subsidiaries for any period beginning before the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date; provided that, notwithstanding anything else in this Agreement, an election under Code section 754 may be made for each of Timber LLC and Longview Timberlands LLC, effective for their respective taxable years that include the Closing Date.

Section 6.19. Excess Cash. The Sellers and the Company shall use commercially reasonable efforts to ensure that (a) the Closing Net Cash Amount is less than or equal to $30,602,025.00 and (b) the Closing Net Working Capital is less than or equal to $10,672,600.00.

Section 6.20. Longview GP Compliance with Timber SPA. The Sellers shall cause Longview GP to perform and comply with all of its covenants and agreements under the Timber SPA, including its obligation to sell, transfer and convey to WNR at the Closing (as defined in the Timber SPA) all of the issued and outstanding Timber LLC Special Common Units and 15,150 of the Timber LLC Common Units.

Section 6.21. WNR Compliance with Timber SPA. The Buyer shall cause WNR to perform and comply with all of its covenants and agreements under the Timber SPA, including its obligation to acquire from Longview GP at the Closing (as defined in the Timber SPA) all of the issued and outstanding Timber LLC Special Common Units and 15,150 of the Timber LLC Common Units.

Section 6.22. Alternative Transaction Structure. The Buyer may elect, at its sole discretion, to acquire all of the Timber LLC Common Units from Holdings LLC in lieu of acquiring the Shares from the Sellers (the “Alternative Transaction”) by notifying the Sellers in writing of such election at least five (5) Business Days prior to the anticipated Closing Date; provided, that if all of the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied, or are capable of being satisfied, by the Closing Date, except that the REIT Opinion of KPMG LLC (or other accountants or tax counsel reasonably satisfactory to the Buyer) proposed to be delivered to the Buyer is not substantially in the form attached as Exhibit C hereto, then the Buyer shall elect to proceed with the Alternative Transaction. In the event that the Buyer notifies the Sellers of its election to proceed with the Alternative Transaction, subject to the terms and conditions set forth in this Agreement, at the Closing the Sellers and the Company shall cause Holdings LLC to sell, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from Holdings LLC, all Timber LLC Common Units owned by Holdings LLC, free and clear of all Liens. In the event that the Buyer elects to proceed with the Alternative Transaction pursuant to this Section 6.22, (i) all references to “Shares” in Sections 2.4, 4.4(b), 5.8, 5.10, 7.1, 7.2, 7.3, 8.2 and 10.17 shall be deemed to refer to the Timber LLC Common Units, (ii) all references to the “Company” in the definitions of “Closing Company Indebtedness”, “Company Indebtedness”, “Company Transaction Expenses”, “Net Cash Amount” and “Net Working Capital” and in Sections 5.7, 5.9(c), 6.3(c), 6.9, 6.11, 6.12, 6.13, 6.16, 6.18, 7.3(f)(i)-(iv) (but excluding the reference to the “Company” in the introductory sentence of Section 7.3(f)), 8.6 and 10.10 shall be deemed to refer to Timber LLC and (iii) all references to “stock powers”, “stock certificates” or similar documents in this Agreement shall be deemed to refer to unit certificates representing the Timber LLC Common Units and other assignment documents necessary to transfer the Timber LLC Common Units owned by Holdings LLC. For the avoidance of doubt, all references to “the transactions contemplated by this Agreement” in this Agreement include the Alternative Transaction. For the avoidance of doubt, in the event that the Buyer elects to proceed with the Alternative Transaction pursuant to this Section 6.22, the Shares will not be transferred to the Buyer at the Closing, and from and after the Closing the Buyer and its Affiliates shall have no liabilities or responsibilities in respect of the Company or Holdings LLC, except for the Buyer’s indemnification obligations to the Company and Holdings LLC, as part of the Seller Group, pursuant to Section 8.1(b).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1. Conditions Precedent to Obligations of All Parties. The obligation of the Buyer to purchase and pay for the Shares hereunder and the obligation of the Sellers to sell the Shares to the Buyer hereunder is subject to the satisfaction (or, where legally permissible, waiver by such Party in writing) at or prior to the Closing of each of the following conditions:

(a) No Adverse Order. There shall be no Injunction of any nature that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement and the Timber SPA (collectively, “Legal Restraints”).

(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act, if applicable, or any comparable regulation enforced by any other Antitrust Authority applicable to the consummation of the transactions contemplated by this Agreement and the Timber SPA shall have expired or been terminated.

(c) Closing under Timber SPA. The Closing (as defined in the Timber SPA) of the transactions contemplated by the Timber SPA shall occur simultaneously with the Closing, and on or prior to the Closing, each party to the Timber SPA shall have delivered or caused to be delivered to the other party thereto all documents required to be delivered by such party at the Closing (as defined in the Timber SPA) or reasonably requested by such party to demonstrate compliance by the other party with the provisions thereof.

Section 7.2. Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to sell the Shares to the Buyer hereunder is subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived, in part or in full, by the Representative in writing:

(a) Accuracy of the Buyer’s Representations and Warranties.

(i) The representations and warranties of the Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.4 (Government Authorizations) and Section 5.7 (Brokers’ Fees) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and the Sellers shall have received a certificate signed by a duly authorized officer of the Buyer confirming the foregoing as of the Closing Date.

(ii) All representations and warranties of the Buyer contained in Article V, other than those set forth in clause (i) above, shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), it being understood that (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) would not result in a Buyer Material Adverse Effect and (ii) for purposes of determining whether such representations and warranties are true and correct, all “Buyer Material Adverse Effect” qualifications and other materiality qualifications (whether qualitative or quantitative, other than those qualifications specifically referring to a certain dollar amount) in such representations and warranties (or in the applicable representations and warranties in the Timber SPA, in the case of the representations and warranties in Section 5.11(b)) shall be disregarded; and the Sellers shall have received a certificate signed by a duly authorized officer of the Buyer confirming the foregoing as of the Closing Date.

(b) Covenants and Agreements of the Buyer. The Buyer shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing; and the Sellers shall have received a certificate signed by a duly authorized officer of the Buyer confirming the foregoing as of the Closing Date.

(c) Closing Documents. On or prior to the Closing, the Buyer shall have delivered or caused to be delivered all other documents required to be delivered by the Buyer to the Sellers at the Closing pursuant to this Agreement.

Section 7.3. Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to purchase and pay for the Shares hereunder is subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived, in part or in full, by the Buyer in writing:

(a) Accuracy of the Company’s and the Sellers’ Representations and Warranties.

(i) The representations and warranties of the Company and the Sellers set forth in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization; Subsidiaries; Title to Timber LLC Common Units), Section 3.5 (Government Authorizations), Section 3.20 (Brokers’ Fees), Section 3.27 (No Company Assets or Liabilities), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Title to Shares), Section 4.4(b) (Noncontravention), Section 4.6 (Brokers’ Fees), and Section 4.7(a) (Backstop of Longview GP Representations) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and the Buyer shall have received a certificate from each of the Company and the Sellers signed, in the case of the Company, by a duly authorized officer of the Company, and, in the case of the Sellers, by the Representative, in each case, confirming the foregoing as of the Closing Date.

(ii) All representations and warranties of the Company and the Sellers contained in Articles III or IV, other than those set forth in clause (i) above, shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), it being understood that (i) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) would not result in a Company Material Adverse Effect and (ii) for purposes of determining whether such representations and warranties are true and correct, all “Company Material Adverse Effect” qualifications and other materiality qualifications (whether qualitative or quantitative, other than those qualifications specifically referring to a certain dollar amount) in such representations and warranties (or in the applicable representations and warranties in the Timber SPA, in the case of the representations and warranties in Section 4.7(b)) shall be disregarded; and the Buyer shall have received a certificate from each of the Company and the Sellers signed, in the case of the Company, by a duly authorized officer of the Company, and, in the case of the Sellers, by the Representative, in each case, confirming the foregoing as of the Closing Date.

(b) Covenants and Agreements of the Sellers. The Company and the Sellers shall have performed and complied in all material respects with all of their respective covenants and agreements hereunder through the Closing; and the Buyer shall have received a certificate from each of the Company and each of the Sellers signed, in the case of the Company, by a duly authorized officer of the Company, and, in the case of the Sellers, by the Representative, in each case, confirming the foregoing as of the Closing Date.

(c) Required Consents. The Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that each of the Consents required to be received by the Company to the transactions contemplated by this Agreement under the Material Contracts listed in Section 3.4 of the Disclosure Letter (the “Required Consents”) shall have been obtained at or before the Closing; provided that the failure of the Company to obtain any Required Consent shall be disregarded if such failure, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d) REIT Opinion. The Buyer shall have received a written opinion (the “REIT Opinion”) of KPMG LLC (or other accountants or tax counsel reasonably satisfactory to the Buyer), dated as of the Closing Date and in the form attached as Exhibit C hereto (or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, in the form attached as Exhibit D hereto).

(e) Waiver under Senior Credit Agreement. The Buyer shall have received the Waiver, duly executed and delivered by Metropolitan Life Insurance Company and, to the extent necessary, the other lenders under the Senior Credit Agreement.

(f) Closing Documents. On or prior to the Closing, the Sellers and the Company shall have delivered or caused to be delivered to the Buyer the following:

(i) stock powers endorsed in blank necessary to transfer the certificates representing the Shares to the Buyer, and originals of all certificated securities representing the equity interests in the Company;

(ii) a good standing certificate for the Company and each of its Subsidiaries from the state of its incorporation or organization and each state in which it is qualified to do business, dated within ten (10) days of the Closing Date;

(iii) resignations or terminations of the pre-Closing directors of the Company and each of its Subsidiaries;

(iv) certificates, dated and delivered as of date within the 30-day period immediately prior to the Closing, in form and substance satisfactory to the Buyer and meeting the requirements of Treasury Regulation Sections 1.1445-2(c)(3) from each Seller, or from the Company at the direction of the Sellers, stating that the Shares are not U.S. Real Property Interests within the meaning of Code Section 897(c); and

(v) all other documents required to be delivered by the Sellers or the Company to the Buyer at the Closing pursuant to this Agreement or reasonably requested by the Buyer to demonstrate compliance by the Sellers or the Company with the provisions hereof.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Indemnification.

(a) General Indemnification by the Sellers. Following the Closing, subject to the terms and conditions of this Article VIII, the Sellers will jointly and severally indemnify, defend and hold harmless the Buyer, its Affiliates and each of their respective employees, directors, officers, stockholders, agents and representatives (collectively, the “Buyer Group”) from and against any and all Damages actually incurred by the Buyer Group based upon or arising out of (i) any breach of any Surviving Covenant of the Company or any Seller contained in this Agreement, (ii) any breach of any of the Company’s or any Seller’s representations and warranties contained in Articles III or IV or in any certificate delivered by the Company or the Sellers hereunder (collectively, the “Surviving Seller Representations”), or (iii) all Taxes of the Company and its Subsidiaries attributable to any Pre-Closing Tax Period (“Pre-Closing Taxes”).

(b) General Indemnification by the Buyer. Following the Closing, subject to the terms and conditions of this Article VIII, the Buyer will indemnify, defend and hold harmless each of the Sellers, their respective Affiliates and each of their respective employees, directors, officers, stockholders, agents and representatives (collectively, the “Seller Group”) from and against any and all Damages actually incurred by the Seller Group based upon or arising out of (i) any breach of any Surviving Covenant of the Buyer contained in this Agreement or (ii) any breach of the Buyer’s representations and warranties contained in Article V or in any certificate delivered by the Buyer hereunder (collectively, the “Surviving Buyer Representations”).

(c) Determination of Loss and Amount of Damages. For purposes of determining whether any breach or Damage has occurred or calculating the amount of any such Damage, the representation set forth in the first sentence of Section 3.24(c) (Transactions with Affiliates) will be considered without regard to the “Knowledge” qualification set forth therein; and the representations, warranties, covenants, and agreements of the Parties set forth in this Agreement will be considered without regard to any materiality or material adverse effect qualification set forth therein (and, in the case of the representations and warranties contained in Section 4.7 and Section 5.11, without regard to any materiality or material adverse effect qualification set forth with respect to the applicable representations and warranties in the Timber SPA); provided, however, that for purposes of determining whether any breach or Damage has occurred, the foregoing clause shall not apply to the definition of “Material Contracts,” Section 3.6(a) (Financial Statements), Section 3.8 (Absence of Certain Changes), Section 3.9 (Tax Matters), and the Seller Fundamental Representations.

(d) Pre-Closing Tax Period. For purposes of Section 8.1(a)(iii), in the case of any Tax period that includes, but does not end on, the Closing Date, the Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period will be computed as if such taxable period ended as of the Closing, except that in the case of any Taxes that are imposed on a periodic basis and measured by the level of any item, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e) Mitigation. The Indemnified Parties shall use commercially reasonable efforts to mitigate all Damages for which such Indemnified Parties are entitled or may be entitled to indemnification under this Article VIII, and no Indemnified Party shall be entitled to indemnification for any Damages to the extent directly caused by such Indemnified Party’s failure to mitigate such Damages.

Section 8.2. Certain Limitations.

(a) Survival of Representations, Warranties and Covenants. The covenants contained in Sections 6.2, 6.4, 6.5, 6.6 and 6.14 shall expire with the consummation of the sale of the Shares and shall not survive the Closing, and none of the Sellers, the Company or the Buyer shall have any Liability whatsoever with respect to any such covenant thereafter. Liability with respect to breaches of the covenants contained in Section 6.1 shall survive until June 15, 2014. Liability with respect to breaches of all other covenants and agreements contained in this Agreement (collectively with the covenants contained in Section 6.1, the “Surviving Covenants”) shall survive the Closing Date, and will expire on the third anniversary of the Closing Date or the date on which the applicable covenant expires in accordance with its terms, whichever is later. With the exception of the Surviving Seller Representations set forth in Section 3.1 (Organization of the Company and its Subsidiaries), Section 3.2 (Authorization), Section 3.3 (Capitalization; Subsidiaries; Title to Timber LLC Common Units), Sections 3.20 and 4.6 (Brokers’ Fees), Section 3.27 (No Company Assets or Liabilities), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Title to Shares), Section 4.4(b) (Noncontravention) and Section 4.7(a) (Backstop of Longview GP Representations) which shall survive indefinitely (collectively, the “Seller Fundamental Representations”), and the Surviving Seller Representations set forth in Section 3.9 (Tax Matters), which shall survive for the full period of all applicable statutes of limitations plus sixty (60) days, the representations and warranties of the Company or any Seller contained in this Agreement or in any agreement or document executed and delivered pursuant hereto shall survive until February 15, 2015. With the exception of the Surviving Buyer Representations set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.7 (Brokers’ Fees), and 5.11(a) (Backstop of WNR Representations) which shall survive indefinitely (collectively, the “Buyer Fundamental Representations”), the representations and warranties of the Buyer contained in this Agreement or in any agreement or document executed and delivered pursuant hereto shall survive until February 15, 2015. The obligations of each Party to indemnify and defend the other Parties and other Persons pursuant to Section 8.1(a)(i), 8.1(a)(ii), 8.1(b)(i) or 8.1(b)(ii) shall terminate upon the expiration of the applicable survival periods as set forth above; provided that to the extent any claim for indemnification in respect of a breach of any such covenant, representation or warranty is made on or before the date on which such covenant, representation or warranty expires, then such covenant, representation or warranty shall survive until the resolution of such claim. The Sellers’ obligation to indemnify the Buyer Group pursuant to Section 8.1(a)(iii) shall survive for the full period of all applicable statutes of limitations plus sixty (60) days; provided that to the extent any claim for indemnification pursuant to Section 8.1(a)(iii) is made on or before the date on which such indemnification obligation expires, then such indemnification obligation shall survive until the resolution of such claim.

(b) Limitations on Indemnification Liability.

(i) The following limitations shall apply to the indemnification Liability of the Sellers:

A. Except as provided in Section 8.2(b)(i)(D), the Sellers shall have no indemnification Liability to the Buyer Group for Damages pursuant to Section 8.1(a)(ii) resulting from any single or aggregated claims arising out of the same facts, events or circumstances unless the aggregate amount of all Damages resulting from such single or aggregated claims arising out of the same facts, events or circumstances in each case exceeds two hundred thousand dollars ($200,000.00).

B. Except as provided in Section 8.2(b)(i)(D), the Sellers shall have no indemnification Liability to the Buyer Group for Damages pursuant to Section 8.1(a)(ii) unless and until the aggregate amount of all Damages for all claims asserted by the Buyer Group exceeds twenty million dollars ($20,000,000.00) (the “Basket”); provided that if the aggregate amount of all Damages for all claims asserted by the Buyer Group exceeds the Basket, the Buyer Group shall be entitled to indemnification for all such Damages, without regard to the Basket.

C. Except as provided in Section 8.2(b)(i)(D), the indemnification obligations of the Sellers to the Buyer Group shall in all events be limited to an aggregate amount of one hundred and seventy-five million dollars ($175,000,000.00) (the “Cap”).

D. The limitations on indemnification Liability set forth in this Section 8.2(b)(i) with respect to the Sellers shall not apply to any payments by the Sellers to the Buyer Group pursuant to Section 8.1(a)(i) for breach of the Sellers’ Surviving Covenants (excluding Section 6.1), pursuant to Section 8.1(a)(ii) for breach of the Seller Fundamental Representations or Section 3.9 or pursuant to Section 8.1(a)(iii), which shall be limited in the aggregate to an amount equal to the Final Purchase Price.

(ii) The Buyer’s indemnification Liability for Damages for breaches of representations and warranties pursuant to Section 8.1(b)(ii) shall be subject to the same limitations as set forth in Section 8.2(b)(i), except that the limitations on indemnification Liability shall not apply to any payments by the Buyer to the Seller Group pursuant to Section 8.1(b)(ii) for breach of the Buyer Fundamental Representations, which shall be limited in the aggregate to an amount equal to the Final Purchase Price.

(iii) The limitations on indemnification Liability set forth in this Section 8.2(b) shall not apply to claims by any Party based on fraud or willful misconduct.

(c) The Indemnifying Parties shall make any indemnification payments determined to be payable to the Indemnified Parties hereunder without regard to any expectation that the Indemnified Parties will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made. The Indemnified Party shall use its commercially reasonable efforts to recover insurance proceeds that may be available to it as a result of the matter giving rise to any indemnification claim of the Indemnified Party; provided that such efforts shall not be a condition precedent to the ability of the Indemnified Party to seek indemnification hereunder. If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim of such Indemnified Party prior to the date upon which the Indemnifying Party is given notice of such claim, then the Indemnifying Party’s indemnification obligation with respect to such claim shall be reduced by the amount of any such insurance proceeds actually received by the Indemnified Party (after deducting from the amount of proceeds so received the amount of expenses, if any, incurred by the Indemnified Party in procuring such proceeds). If the Indemnified Party receives any insurance proceeds as a result of the matter giving rise to any indemnification claim against the Indemnifying Party after the Indemnifying Party has paid such indemnification claim to an Indemnified Party, then the Indemnified Party shall promptly turn over any such insurance proceeds received to the Indemnifying Party to the extent of the payments made by the Indemnifying Party to the Indemnified Party on the claim (after deducting from the amount of proceeds so received the amount of expenses, if any, incurred by the Indemnified Party in procuring such proceeds).

(d) Notwithstanding anything contained in this Agreement to the contrary, any amounts payable pursuant to the indemnification obligations under this Article VIII shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Damages.

(e) Notwithstanding anything contained in this Agreement to the contrary, Damages as used herein shall not include and in no event shall any Indemnifying Party be liable to any Indemnified Party for, any incidental, consequential, punitive, indirect or similar damages; it being understood and agreed, however, that an Indemnifying Party shall be liable to an Indemnified Party with respect to (i) any penalties actually incurred by such Indemnified Party and (ii) any incidental, consequential, punitive, indirect or similar damages arising from a Third Party Claim that such Indemnified Party is required to pay to any Person who is not a Party (or an Affiliate thereof).

Section 8.3. Manner of Indemnification Payment.

(a) Any indemnification payments shall be made together with interest accruing thereon from the date such payment is finally determined to be payable to the date of payment at the Applicable Rate.

(b) Any indemnification owing to the Buyer Group pursuant to this Article VIII shall be effected by direct recourse to the Sellers, by wire transfer of immediately available funds from the Sellers to an account designated in writing by the Buyer Group within fifteen (15) days after the determination thereof.

(c) Any indemnification owing to the Seller Group pursuant to this Article VIII shall be effected by direct recourse to the Buyer, by wire transfer of immediately available funds from the Buyer to an account designated in writing by the Sellers within fifteen (15) days after the determination thereof.

(d) All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Final Purchase Price for tax purposes, unless otherwise required by Law.

Section 8.4. Third Party Claims.

(a) Any Party providing indemnification pursuant to this Article VIII is referred to herein as an “Indemnifying Party,” and the Party seeking indemnification pursuant to this Article VIII is referred to herein as an “Indemnified Party.” In order for an Indemnified Party to be entitled to indemnification pursuant to this Article VIII, if any claim or demand is made against such Indemnified Party with respect to any matter, or if such Indemnified Party shall otherwise receive written notice of an assertion of a potential claim, by any Person who is not a Party (or an Affiliate thereof) (each a “Third Party Claim”) which gives rise to a claim for indemnification against an Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (including, to the extent known, the factual basis for the Third Party Claim and the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof (except that the Indemnifying Party will not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice); it being understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to settling a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party will have the right to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party. The Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during any period in which the Indemnified Party shall have failed to give written notice of the Third Party Claim as provided above following a reasonable period of time to provide such notice). Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that, if the Parties reasonably agree that a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties) shall be paid by such Indemnifying Party. If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense subject to the limitations set out in this Article VIII.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Damages in connection with such Third Party Claim and releases the Indemnified Party completely from all Liability in connection with such Third Party Claim and provided that such settlement does not impose any material non-monetary restrictions or obligations on the Indemnified Party. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(d) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnifying Party chooses to defend a Third Party Claim, the Parties will cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party (other than for the fees and expenses of its separate counsel unless provided otherwise in Section 8.4(b)) in connection with such cooperation), which cooperation will include the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any Third Party Claim (each an “Indemnified Claim”), such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Indemnified Claim against any claimant or plaintiff asserting such Indemnified Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 8.5. Other Claims. Any claim on account of Damages for which indemnification is provided under this Agreement which does not involve a Third Party Claim will be asserted by written notice within the relevant period specified in Section 8.2(a) given by the Indemnified Party to the Indemnifying Party. Such notice shall include a reasonable description of the factual basis for and the amount of such claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.1(a) or Section 8.1(b), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 8.1(a) or Section 8.1(b), as applicable, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

Section 8.6. Exclusive Remedy. Following the Closing, the sole and exclusive monetary remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Company, shall be the rights of indemnification set forth in this Article VIII only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, including claims under Environmental Laws, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties hereto to the fullest extent permitted by law.

Section 8.7. Availability of Funds.

(a) Following the Closing, each Party agrees that it will maintain sufficient liquidity reasonably necessary to fund such Party’s indemnification obligations under this Article VIII. In furtherance of the foregoing, each Seller agrees that it shall either (i) maintain possession of sufficient proceeds received by such Seller hereunder or other funds or assets or (ii) maintain a binding and enforceable right to receive funds or assets (which may include rights to call capital from limited partners or other investors, rights to claw back distributions from limited partners or other investors, or rights to contribution from the other Sellers), in each case in an amount reasonably necessary to satisfy such Seller’s remaining potential indemnification obligations.

(b) If following the Closing, any Party or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of such Party honor the obligations set forth in this Article VIII.

ARTICLE IX

TERMINATION

Section 9.1. Termination Events. Subject to the provisions of Section 9.2, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Sellers and the Buyer;

(b) by either the Sellers or the Buyer by giving written notice to the other Party if the Closing shall not have occurred by the Drop Dead Date (as may be extended pursuant to the definition thereof), unless extended by written agreement of the Sellers and the Buyer; provided that the right to terminate this Agreement under this subsection (b) shall not be available to any Party who is in material default or material breach of its obligations under this Agreement, or whose failure to fulfill any obligation under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Closing to occur on or before the Drop Dead Date;

(c) by either the Sellers or the Buyer by giving written notice to the other Party if any Legal Restraint having the effect set forth in Section 7.1(a) shall be in effect and shall have become final and nonappealable; or

(d) by the Buyer in the circumstances contemplated by Section 6.8(c).

Section 9.2. Effect of Termination. In the event of any valid termination of this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof, except that (a) the representations of the Parties under Sections 3.20, 4.6 and 5.7 (Brokers’ Fees), the obligations of the Buyer under Section 6.3(b) (Confidentiality), the obligations of the Parties under Section 6.7 (Public Announcements), and the terms of this Section 9.2, Section 9.3, and Article X (Miscellaneous) shall remain in full force and effect, (b) such termination shall not relieve the Buyer of any Liability for fraud or any breach of any material obligation or material covenant contained in this Agreement (including under Article VI) prior to such termination, and (c) such termination shall not relieve any Seller or the Company of any Liability for fraud or any breach of any material obligation or material covenant contained in this Agreement (including under Article VI) prior to such termination.

Section 9.3. Reimbursement of Certain Costs. In the event that the Buyer terminates this Agreement pursuant to Section 9.1, the Buyer shall reimburse the Company promptly upon request for the fees and disbursements (i) of the Company’s accountants incurred by the Company in connection with the review of the Unaudited Financial Statements and (ii) of KPMG LLC incurred by the Company in connection with the preparation of the REIT Opinion.

ARTICLE X

MISCELLANEOUS

Section 10.1. Parties in Interest. Except as expressly provided in Sections 6.11, 6.12, 8.1 and 10.18, nothing in this Agreement shall be construed to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 10.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, that the Buyer may, without the written consent of the other Parties, assign its rights under this Agreement to one or more of its Affiliates or its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.3. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or delivered by hand or nationally recognized overnight courier service (charges prepaid), or by electronic transmission (with acknowledgment received), to the facsimile numbers or email addresses set forth below, and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company (prior to the Closing or, if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22, from and after the Closing):

Longview Timber Holdings, Corp.

10 International Way

Box 667

Longview, WA 98632

Attention: Ron Triemstra, President

Facsimile: (360) 575-5932

Email address: rbtriemstra@longviewtimber.com

with a copy (which shall not constitute notice) to:

Stoel Rives LLP

One Union Square

600 University Street, Suite 3600

Seattle, WA 98101

Attention: Alan Merkle

Facsimile: (206) 386-7500

Email address: armerkle@stoel.com

and

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, OR 97204-1268

Attention: Greg Corbin

Facsimile: (503) 220-2480

Email address: gdcorbin@stoel.com

If to any Seller:

Brookfield Asset Management

Suite 458 – 550 Burrard Street

Box 51, Bentall V

Vancouver, BC V6C 2B5 Canada

Attention: Reid Carter, Managing Partner

Facsimile: (604) 687-3419

Email address: reid.carter@brookfield.com

with a copy (which shall not constitute notice) to:

Brookfield Asset Management

Brookfield Place, Suite 300

181 Bay Street, P.O. Box 762

Toronto, ON M5J 2T3 Canada

Attention: A.J. Silber, Vice President

Facsimile: (416) 365-9642

Email address: aj.silber@brookfield.com

If to the Buyer, the Company (from and after the Closing if the Buyer does not elect to proceed with the Alternative Transaction pursuant to Section 6.22) or Timber LLC (from and after the Closing if the Buyer elects to proceed with the Alternative Transaction pursuant to Section 6.22):

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: Patricia M. Bedient, Executive Vice President and Chief Financial Officer

Facsimile: (253) 924-3453

Email address: patty.bedient@weyerhaeuser.com

with a copy (which shall not constitute notice) to:

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Attention: General Counsel

Facsimile: (253) 928-2185

Email address: sandy.mcdade@weyerhaeuser.com

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Richard Hall and Erik Tavzel

Facsimile: (212) 474 3700

Email Address: rhall@cravath.com and

etavzel@cravath.com

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted electronically (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by overnight courier service, with acknowledgment of receipt.

Section 10.4. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 10.5. Exhibits and Disclosure Letter.

(a) All Exhibits and Schedules referenced herein, and the Disclosure Letter, are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Letter (or any Section of any Schedule or Exhibit to this Agreement or the Disclosure Letter) whose relevance or applicability to any representation made elsewhere in this Agreement or to the information called for by any other Section of or Schedule or Exhibit to this Agreement or the Disclosure Letter (or any other Section of any Schedule or Exhibit to this Agreement or the Disclosure Letter) is reasonably apparent from the text of the disclosure shall be deemed to be an exception to such representations and to be disclosed with respect to all such other Sections of and Schedules and Exhibits to this Agreement and the Disclosure Letter (and all Sections of all Schedules and Exhibits to this Agreement and the Disclosure Letter) where it is so apparent from the text of the disclosure, notwithstanding the omission of a reference or cross-reference thereto.

(b) Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in a Schedule or in the Disclosure Letter as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Company Material Adverse Effect or a Seller Material Adverse Effect.

Section 10.6. Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.8. Entire Agreement. This Agreement (including the Disclosure Letter, and the Schedules and Exhibits hereto), the Timber SPA and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the sale and purchase of the Shares or the Timber LLC Common Units and supersedes any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the sale and purchase of the Shares or the Timber LLC Common Units.

Section 10.9. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement (and the remaining portion thereof), or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.10. Expenses. Unless otherwise expressly provided herein, all costs and expenses incident to the process leading to the execution of this Agreement, the negotiations and preparation of this Agreement and the performance by a Party of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, shall be borne and paid by the Party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement are consummated; provided that any such expenses incurred by the Company or any of its Subsidiaries shall be paid in cash by the Company or one of its Subsidiaries prior to the close of business on the day immediately preceding the Closing Date or, to the extent not so paid, shall be deducted from the Final Purchase Price as Company Transaction Expenses in accordance with Article II. Notwithstanding anything to the contrary in this Agreement, the provisions and covenants of this Section 10.10 will survive the Closing and will remain in force indefinitely.

Section 10.11. Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 10.12. Consent to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each of the Parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 10.3, such service to become effective ten (10) days after such mailing. Nothing in this Section 10.12, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 10.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.14. Specific Performance. Each of the Parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties hereto (a) will waive the defense of adequacy of a remedy at law in any action for specific performance and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any Action instituted in accordance with Section 10.12.

Section 10.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes.

Section 10.16. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.17. Seller Representative.

(a) Each Seller hereby irrevocably makes, constitutes and appoints Reid Carter as its agent and representative (the “Representative”) for all purposes under this Agreement. In the event of the death, resignation, discharge or incapacity of the Representative, the Sellers shall promptly designate another individual to act as their representative under this Agreement so that at all times there will be a Representative with the authority provided in this Section 10.17. Such successor Representative shall be designated by the Sellers and Longview GP by an instrument in writing signed by each of the Sellers and Longview GP (or their successors in interest), and such appointment shall become effective as to the successor Representative when (i) such instrument shall have been delivered to the successor Representative and (ii) five (5) days’ prior written notice of such appointment, including a copy of such instrument, shall have been provided to the Buyer.

(b) Each Seller hereby authorizes the Representative, on its behalf and in its name, to:

(i) receive all notices or documents given or to be given to such Seller pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement. The Representative shall promptly forward a copy of such notice of process to such Seller;

(ii) deliver at the Closing the certificates for the Shares in exchange for such Seller’s Pro Rata Share of the consideration payable with respect to all of the Shares;

(iii) upon confirmation of the receipt of wire transfers, sign and deliver to the Buyer at the Closing a receipt for such Seller’s Pro Rata Share of the consideration and forward such amount to each Seller;

(iv) deliver to the Buyer at the Closing all certificates and documents to be delivered to the Buyer by such Seller pursuant to this Agreement, together with any other certificates and documents executed by such Seller and deposited with the Representative for such purpose;

(v) engage legal counsel, accountants and other advisors for the Sellers and incur such other expenses on behalf of the Sellers in connection with this Agreement and the transactions contemplated hereby as the Representative may deem appropriate; and

(vi) take such action on behalf of the Sellers as the Representative may deem appropriate in respect of:

A. waiving any inaccuracies in the representations or warranties of the Buyer contained in this Agreement or in any document delivered by the Buyer pursuant hereto;

B. waiving the fulfillment of any of the conditions precedent to the Sellers’ obligations hereunder, except with respect to payment of the consideration due to the Sellers under Section 2.2;

C. taking such other action as the Representative is authorized to take under this Agreement;

D. receiving all documents or certificates and making all determinations, on behalf of the Sellers required under this Agreement;

E. all such other matters as the Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

F. taking all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement.

(c) The appointment of the Representative hereunder is irrevocable and any action taken by the Representative pursuant to the authority granted in this Section 10.17 shall be effective and absolutely binding on each Seller notwithstanding any contrary action of, or direction from, a Seller, except for actions taken by the Representative that constitute willful misconduct or gross negligence. The death or incapacity of a Seller shall not terminate the prior authority and agency of the Representative.

(d) The Representative may resign at any time by giving written notice to each Seller, and such resignation shall be effective upon the appointment and qualification of a successor pursuant to Section 10.17(a). The Representative may be discharged, and replaced by another natural person to act as his or her successor, by an instrument in writing signed by the Sellers and Longview GP (or their successors in interest); provided that no such discharge or replacement shall be effective until a successor has been appointed pursuant to Section 10.17(a).

(e) In performing any duties as Representative under this Agreement, the Representative shall not incur any liability to any Person, except for liability caused by the Representative’s willful misconduct or gross negligence. Accordingly, the Representative shall not incur any such liability for (i) any action taken or omitted in good faith regarding any questions relating to the duties and responsibilities of the Representative under this Agreement, or (ii) any action taken or omitted to be taken in reliance upon any instrument that the Representative shall in good faith believe to be genuine, to have been signed or delivered by a proper person or persons, and to confirm with the provisions of this Agreement. The Sellers, jointly and severally, shall indemnify, defend and hold harmless the Representative against, from and in respect of any liability or loss arising out of or resulting from the performance of his or her duties hereunder or in connection with this Agreement (except for liabilities or losses arising from the gross negligence or willful misconduct of the Representative). The Buyer and WNR may rely on the appointment and authority of the Representative hereunder, and shall not be liable to the Sellers or any other Person for dealing with the Representative, until the receipt by the Buyer of notice of the appointment of a successor Representative pursuant to Section 10.17(a).

Section 10.18. Guaranty.

(a) Subject to the conditions and limitations as set forth below, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to the Sellers and their successors, the due and punctual payment and the full and complete performance of all monetary obligations, as and when due, (i) of the Buyer to the Sellers pursuant to this Agreement, including under Section 2.2, and the Buyer’s specific performance obligations under Section 10.14, as the case may be, in the event that the Closing is not consummated in accordance with the terms of this Agreement and (ii) of WNR to Longview GP pursuant to the Timber SPA, including under Section 2.2 of the Timber SPA, and WNR’s specific performance obligations under Section 7.14 of the Timber SPA, as the case may be, in the event that the Closing (as defined in the Timber SPA) is not consummated in accordance with the terms of the Timber SPA (the guaranty obligations under this Section 10.18, collectively, the “Guarantied Obligations”). The obligations of Guarantor under this Section 10.18 shall terminate and be of no further force or effect contemporaneous with the Closing.

(b) The Guarantor guarantees that the Guarantied Obligations will be duly and punctually paid and fully and completely performed, as if the Guarantor were the primary obligor in accordance with the terms of this Agreement. If for any reason the Buyer or WNR shall fail or be unable duly and punctually to pay or fully and completely to perform any Guarantied Obligation as and when the same shall become due or otherwise required, then the Guarantor shall, subject to the terms and conditions of this Agreement and the Timber SPA, forthwith duly and punctually pay or fully and completely perform (or cause to be performed) such Guarantied Obligation (in the case of performance, as if the Guarantor was the primary obligor). The Guarantor further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from the Buyer or WNR. The Guarantor’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i) any lack of validity or enforceability of this Agreement or the Timber SPA as a result of the application of any Remedies Exception to the Buyer or WNR, respectively;

(ii) any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement or the Timber SPA that may be agreed to by the Buyer or WNR, respectively;

(iii) any action or inaction by the Sellers or Longview GP under or in respect of this Agreement or the Timber SPA, respectively, any failure, lack of diligence, omission or delay on the part of any Seller or Longview GP to enforce, assert or exercise any right, power or remedy conferred on any Seller or Longview GP in this Agreement or in the Timber SPA, respectively;

(iv) any merger or consolidation of the Buyer, WNR or any other Person into or with any Person, or any sale, lease or transfer of any of the assets of the Buyer, WNR or any other Person to any other Person;

(v) any change in the ownership of the Buyer or WNR; or

(vi) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against the Guarantor or any other Person.

(c) The Guarantor hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice, with respect to any of the Guarantied Obligations and this Agreement and the Timber SPA, (ii) any presentment, demand, performance, protest, notice of non-payment as the same pertains to the Buyer and WNR, suit or the taking of other action by any Seller or Longview GP against, and any other notice to, the Buyer, WNR, the Guarantor or others with respect to any of the Guarantied Obligations, (iii) any right to require any Seller or Longview GP to proceed against the Buyer or WNR or to exhaust any security held by any Seller or Longview GP or to pursue any other remedy with respect to any of the Guarantied Obligations, (iv) any defense based upon an election of remedies by the Sellers or Longview GP, unless the same would excuse performance by the Buyer or WNR under this Agreement or the Timber SPA, as the case may be, with respect to any of the Guarantied Obligations and (v) any duty of the Sellers or Longview GP to advise the Guarantor of any information known to the Sellers or Longview GP regarding the Buyer or WNR or their respective abilities to perform under this Agreement and the Timber SPA with respect to any of the Guarantied Obligations. Each Seller and Longview GP may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, with respect to any of the Guarantied Obligations, (A) agree with the Buyer or WNR, respectively, to make any change in the terms of the applicable Guarantied Obligations, (B) take or fail to take any action of any kind in respect of any security for the Guarantied Obligations, (C) exercise or refrain from exercising any rights against the Buyer, WNR or others, or (D) compromise or subordinate the Guarantied Obligations, including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor with respect to any of the Guarantied Obligations.

(d) The provisions of this Section 10.18 shall continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of any of the Guarantied Obligations is rescinded or must otherwise be returned by the payee thereof upon the insolvency, bankruptcy, reorganization or similar event of the Buyer, WNR or the Guarantor, all as though such payment had not been made or (ii) the obligations of the

Guarantor under this Section 10.18, with respect to any of the Guarantied Obligations, are released in consideration of a payment of money or transfer of property by the Buyer, WNR or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof upon the insolvency, bankruptcy, reorganization or similar event of the Buyer, WNR, the Guarantor or such other Person, all as though such payment, transfer or grant had not been made. Notwithstanding any other provision of this Agreement to the contrary, Longview GP shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 10.18.

Section 10.19. No Implied Representations. It is the explicit intent of each Party hereto that none of the Parties is making any representation or warranty whatsoever, express or implied, beyond those expressly set forth in Article III, Article IV and Article V of this Agreement, Article III and Article IV of the Timber SPA or any other provision of this Agreement or the Timber SPA, including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the properties or assets of the Company.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

LONGVIEW TIMBER, HOLDINGS, CORP.

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	Director

BUYER:

WEYERHAEUSER COLUMBIA HOLDING CO., LLC

By:	/s/ Thomas M. Smith
	Name:	Thomas M. Smith
	Title:	President

GUARANTOR:

WEYERHAEUSER COMPANY

By:	/s/ Daniel S. Fulton
	Name:	Daniel S. Fulton
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

(continued)

SELLERS:

BROOKFIELD GLOBAL TIMBER FUND I L.P., by the general partner of its general partner, BROOKFIELD GLOBAL TIMBER INVESTMENT GP, LLC

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	Director

BROOKFIELD INFRASTRUCTURE CORPORATION

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	Director

BGTF I (NORMA), LLC

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	Vice President

BROOKFIELD GLOBAL TIMBER FUND I (BROOKFIELD PIV), LLC, by its managing member, BROOKFIELD US CORPORATION

By:	/s/ Barry Blattman
	Name:	Barry Blattman
	Title:	President